                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 10-K

               Annual Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

For the fiscal year ended March 31, 1993  Commission file number 0-6350


                                FORUM GROUP, INC.
            ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Indiana                                          61-0703072
 -------------------------------                          -------------------
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)


   8900 Keystone Crossing, Suite 200
        Post Office Box 40498
        Indianapolis, Indiana                                  46240-0498
- ----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: (317) 846-0700

     Securities registered pursuant to Section 12(b) of the Act: None

        Securities registered pursuant to Section 12(g) of the Act:

                        Common stock, without par value

  Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                     Yes    X    No
                                                          -----     -----

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part II of this Form 10-K or any amendment to this Form 10-K.

  (     )

  The aggregate market value of the voting stock held by nonaffiliates of the registrant, computed by reference to the last price at which the stock was sold on June 18, 1993, is $18,862,000.

  Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to distribution of securities under a plan confirmed by a court.
                                                       Yes    X    No
                                                            -----     -----

  The number of shares outstanding of the registrant's common stock, as of June 18, 1993, is 17,275,982 (excluding 513,993 shares held by a wholly-owned subsidiary of the registrant).

                                     - - - - -
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                                     PART I
                                     ------

   ITEM 1.  BUSINESS.
   ------   --------

GENERAL

  Forum Group, Inc., an Indiana corporation ("Forum Group"), provides senior housing, and associated convenience and healthcare, services in eleven states through the operation of twenty-two rental retirement communities ("RCs") and three lifecare RCs. Forum Group also operates one freestanding nursing home. Of those facilities, eight are owned by Forum Group, two are leased and sixteen are managed. Except as described below, each Forum Group RC contains an independent living component and a full-care nursing component available to residents should the need arise; and certain Forum Group RCs also include an assisted living component. One Forum Group RC consists of an assisted living component and a nursing component, and does not contain an independent living component.
Another Forum Group RC consists of an independent living component and assisted living component, and does not contain a nursing component, but is adjacent to and enjoys the benefits of a Forum Group RC which contains a nursing component.

  Forum Group was incorporated under the laws of Kentucky on November 13, 1969, and adopted its present name and changed its corporate domicile to Indiana on September 8, 1981. Unless the context otherwise requires, "Forum Group" refers to Forum Group, Inc., and its predecessors and subsidiaries.

PRIOR REORGANIZATION PROCEEDINGS

  On February 19, 1991, Forum Group and its affiliates American Medical Services Association, Inc. ("AMSA"), Excepticon of Illinois, Inc. ("Excepticon/ Illinois"), Forum Delaware, Inc. ("Forum Delaware"), Forum Home Care Services, Inc., Forum Indiana Health Care, Inc. ("Forum Indiana"), Forum Lifecare, Inc. ("Forum Lifecare"), Forum Kentucky, Inc., Forum Ohio Healthcare, Inc., Grant Acquisition Corp. ("GAC"), Greenville Retirement Community Development Corporation ("Greenville"), Post Oak Joint Venture ("Post Oak") and RLI, Inc. (collectively, the "Forum Debtors"), filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the "Bankruptcy Court"), cases nos. IP 91-1678-FJO-11 through IP 91-1690-FJO-11, inclusive (the "Reorganization Proceedings"). The Forum Debtors were continued in the management and possession of their businesses and properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

  On May 1, 1991, Forum Group gave written notice of rejection of the lease agreement (the "Lincoln Heights Lease") between Forum Retirement Operations, L.P. ("Operations"), an affiliated operating partnership of Forum Retirement Partners, L.P. (the "Partnership"), a publicly-traded master limited partnership sponsored by Forum Group, as lessor, and Forum Group, as lessee, covering The Forum at Lincoln Heights ("Forum/Lincoln Heights"). Forum/Lincoln Heights is a rental RC in San Antonio, Texas, which was sold by Forum Group to Operations and leased back by Forum Group from Operations during Forum Group's fiscal year ended March 31, 1990. The Lincoln Heights Lease would have expired by its terms on September 30, 1991. On August 15, 1991, Operations filed an application for allowance and payment of an administrative claim for expenses

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relating to the unreimbursed use and occupancy of Forum/Lincoln Heights from
February 19, 1991, through July 20, 1991, by Forum Group. On February 5, 1992, the Bankruptcy Court entered an order denying Operations' application for the reason that the Lincoln Heights Lease constituted a financing transaction rather than a bona fide lease upon which a claim for administrative rent may be based. On February 14, 1992, Operations appealed the Bankruptcy Court's order to the United States District Court for the Southern District of Indiana. On February 5, 1993, a settlement was finalized by and among the Partnership, Forum Retirement, Inc. ("Forum Retirement", the general partner of the Partnership), Operations, and Forum Group providing, inter alia, the following: (i) the
                                       ----- ----
payment by Forum Group of $125,000 in respect of Operation's administrative claim, (ii) the allowance by Forum Group of a general unsecured claim in the amount of $1,237,609 in respect of Operation's general unsecured claim, and
(iii) the allowance by Forum Group of a general unsecured claim in the amount of $10,000,000 in respect of a claim by Forum Retirement arising from a promissory note made October 22, 1986 by Forum Group in favor of Forum Retirement. As part of the settlement, Operations dismissed its appeal of the Bankruptcy Court's order. The settlement was negotiated at arm's length among the parties.

  On April 2, 1992 (the "Effective Date"), the Bankruptcy Court entered an order confirming the Debtors' Third Amended and Restated Joint Plan of Reorganization, dated as of January 17, 1992, as modified by the First, Second and Third Modifications thereof, dated as of February 28, 1992, and the Fourth Modification thereof, dated as of March 24, 1992 (collectively, the "Debtors' Modified Third Amended Plan"). The Debtors' Modified Third Amended Plan generally provided for (i) the cancellation of the 32,548,108 pre-reorganization shares of common stock of Forum Group ("Preconfirmation Common Shares"), (ii) the issuance of 10,000,000 common shares of reorganized Forum Group ("Common Shares"), (iii) the Forum Debtors' secured creditors to be paid in full, (iv) the Forum Debtors' unsecured creditors to receive approximately 93% of the Common Shares, and (v) Forum Group's shareholders to receive approximately 7% of the Common Shares; and contemplated the sale and refinancing of assets to provide working capital and pay down secured bank debt. On the Effective Date, Forum Group had unaudited consolidated total assets of approximately $356,055,000 and unaudited consolidated total liabilities of approximately $334,556,000.

  Also on April 2, 1992, and pursuant to the Debtors' Modified Third Amended
Plan:

          (a) Forum Group adopted Restated Articles of Incorporation, and an Amended and Restated Code of By-Laws.

          (b) All of the assets of Post Oak, a Texas general partnership of which Forum Group was the managing venturer and in which Forum Group had an 80% beneficial interest, those assets being The Forum at Memorial Woods, a rental RC in Houston, Texas, comprising 209 independent living units, 36 assisted living suites and 96 nursing beds, were transferred to Forum Group in lieu of foreclosure of the liens upon those assets securing the intercompany claims due and owing by Post Oak to Forum Group. Upon the transfer, those intercompany claims were extinguished, and Post Oak was dissolved and liquidated.

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          (c)   AMSA, Forum Delaware, GAC and Medical Corporation of America,
       wholly-owned subsidiary corporations of Forum Group, were merged into Forum Group.

          (d)   Terry R.  Hershberger, Bruce R.  Karr, Charles E. Lanham, John
       D. Peterson, Robert H. Reynolds, John W. Ryan, Paul A. Shively, John W. Swann and Lewis F. Wood, Jr., resigned as members of Forum Group's Board of Directors (the "Board").

          (e) Larry W. Bonds, Bruce A. Cripe, Asher O. Pacholder, Harvey M. Schuster, Merlin C. Spencer, DBA, and George D. Woodard were elected as directors of Forum Group, for a term expiring at the 1994 annual meeting of shareholders of Forum Group.

          (f) Vincent J. Spedale ceased to serve as the Acting Chief Executive Officer (CEO), and Mr. Bonds assumed the position of President and CEO of Forum Group.

          (g) Forum Group, its pre-petition bank lenders (Manufacturers Hanover Trust Company, Ameritrust Company National Association, Third National Bank in Nashville, Nationsbank of North Carolina, N.A., and Bank One, Indianapolis, N.A.) (the "Banks"), and Manufacturers Hanover Trust Company, as agent for the Banks, entered into a Senior Secured Term Loan Agreement (the "Senior Secured Term Loan Agreement"), and executed and delivered other documents (specifically including, but not limited to, term notes) incident to the loan (the "Senior Secured Term Loan").

  Also on April 2, 1992, Forum Group completed the sale of two rental RCs, The Broadway Plaza at Cityview and The Forum at Westlake Hills, to Fort Austin Limited Partnership ("Fort Austin") for $37,000,000. Those two RCs contained a total of 364 independent living units, 70 assisted living suites and 211 nursing beds. Forum Group's net book value of the assets sold was approximately $50,000,000; consequently, Forum Group incurred a book loss of approximately $13,000,000 on the transaction. The net proceeds of the transaction, in the amount of $36,723,000, were used by Forum Group to pay down its secured bank debt and interest accrued thereon (approximately $24,583,000), to pay accrued real estate taxes (approximately $1,526,000), to fund a cash collateral account to be used for working capital purposes (approximately $1,197,000) and to fund a letter of credit account (approximately $1,417,000).

CERTAIN POST-REORGANIZATION EVENTS

  On April 14, 1992, Mr. Cripe was elected Chairman of the Board of Forum Group. Mr. Cripe is also Vice President of Telco Capital Corporation, a Chicago-based holding company with interests in furniture manufacturing, automated textile machinery, military footwear, sale and management of real estate, property and casualty insurance, and cable television. Mr. Cripe was Vice Chairman of the creditor's committee during the Reorganization Proceedings ("the Creditors' Committee"), and replaced Mr. Wood, who served as Chairman of the Board of Forum Group during the Reorganization Proceedings.

  On April 20, 1992, Forum Indiana and Greenville, wholly-owned subsidiary corporations of Forum Group, were merged into Forum Group; and on May 7, 1992, Excepticon/Illinois, a wholly-owned subsidiary corporation of Forum Group, was merged into Forum Group.

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  On May 29, 1992, the Board approved a new operating plan, the objectives of which were to focus Forum Group on RC operations and to reduce overhead operating expenses. The new operating plan entailed, among other things, a significant organizational restructuring, including a reduction in force. Forum Group presently has approximately 50 employees at its Indianapolis headquarters and 4,000 employees nationwide. In accordance with the new operating plan, Forum Group has concentrated its resources and future efforts on operation of existing RCs.

  On September 10, 1992, the Bankruptcy Court authorized and approved a Fifth Modification of the Debtors' Modified Third Amended Plan giving Forum Group the option either to cancel Common Shares which had been reserved in accordance with the Debtors' Modified Third Amended Plan for the payment of disputed general unsecured claims ("Reserved Common Shares") not issued in satisfaction of general unsecured claims, or to distribute those shares pro rata to holders of
                                                        --- ----
allowed claims and interests as of the record date for the initial distribution. On April 17, 1993, the Board adopted a resolution providing for the cancellation of Reserved Common Shares not issued in payment of general unsecured claims. Consequently, there will be no supplemental distribution to shareholders of Reserved Shares not issued in payment of general unsecured claims. As of June 18, 1993, 1,808,225 Reserved Common Shares continue to be reserved for possible issuance to holders of general unsecured claims.

  On October 16, 1992, the Board received an offer from Apollo Advisors, L.P. ("Apollo Advisors"), Evergreen Healthcare, Ltd. ("Evergreen"), and Hampstead Group, Inc. ("Hampstead"), summarizing the terms and conditions upon which certain accounts managed by Apollo, Evergreen, Hampstead and certain related assignees thereof would purchase from Forum Group (i) 1,000,000 preferred shares, and (ii) warrants to purchase 18,000,000 common shares, for an aggregate purchase price of $15,000,000. On October 16, 1992, the Board rejected the offer.

  On November 2, 1992, several members of the Board voted to remove Mr. Bonds as President and CEO of Forum Group. Also on November 2, 1992, Bruce R. Karr resigned as Vice President, Secretary and General Counsel of Forum Group. John
H. Sharpe, previously Assistant General Counsel of Forum Group, was appointed Acting Secretary of Forum Group.

  On November 13, 1992, Mr. Bonds commenced litigation (the "Bonds' Litigation") in Superior Court Room No. 7 of Marion County, Indiana, against Forum Group and Messrs. Cripe, Schuster and Spencer, contending that the action to remove him as President and CEO was improper, and seeking various remedies, including injunctive relief and monetary damages. On November 13, 1992, the presiding court issued a temporary restraining order prohibiting Forum Group and Messrs. Cripe, Schuster and Spencer from precluding Mr. Bonds from performing his functions as President and CEO. On November 23, 1992, the presiding court issued a preliminary injunction in favor of Mr. Bonds.

  On December 8, 1992, Mr. Sharpe became Vice President, Secretary and General Counsel of Forum Group.

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  On December 17, 1992, Paul A. Shively, previously a Senior Vice President and
Chief Financial Officer ("CFO") of Forum Group, replaced Mr. Bonds as President and CEO. Mr. Shively continued his duties as CFO and Treasurer of Forum Group.

  On December 18, 1992, a settlement agreement was entered into by and among Messrs. Bonds, Cripe, Pacholder, Schuster, Spencer, Woodard and Forum Group, which provided for, among other things, (i) Mr. Bonds' resignation as President and CEO of Forum Group, and as a director of Forum Group and certain of its affiliates, (ii) the dismissal of the Bonds' Litigation, (iii) the releasing by the parties of certain rights and claims against each other, and (iv) Forum Group's indemnification of the parties with respect to certain attorneys' fees and expenses incurred in conjunction with the Bonds' Litigation.

  On January 22, 1993, Dr. Spencer was elected Chairman of the Board, replacing Mr. Cripe. Dr. Spencer has been a consultant to the retirement and senior living industry since 1972 and was an advisor to the Creditors' Committee during the Reorganization Proceedings. He has been a director of Forum Group since April, 1992.

THE 1993 RECAPITALIZATION AND RELATED EVENTS

  Forum Group lacked sufficient funds to pay the full amount of the principal payment due on December 31, 1992, under the Senior Secured Term Loan Agreement (approximately $13,500,000, the "December 31 Payment"). Prior to that date Forum Group negotiated with the Banks (or their successors in interest) to defer a portion of the December 31 Payment. As a result of those negotiations, on December 31, 1992, Forum Group and the Banks entered into a First Amendment to the Senior Secured Term Loan Agreement which provided, among other things, that
(i) upon the occurrence of certain events, payment of the unpaid portion of the December 31 Payment could be deferred until June 30, 1994, (ii) a deferral fee (the "Deferral Fee") in an amount of $1,000,000 would be paid to the Banks on December 31, 1992, with an additional payment of $500,000 due on March 31, 1994, if the Senior Secured Term Loan was not repaid in full by that date, and (iii) if Forum Group paid the unpaid balance of the December 31 Payment on or before January 31, 1993, all fees theretofore paid by Forum Group with the exception of $50,000 would be credited against the unpaid portion of the December 31 Payment.

  On February 1, 1993, Forum Group entered into an agreement (the "Stock Purchase Agreement") with Forum Holdings, L.P. ("Forum Holdings"), a limited partnership organized by Hampstead, whereby Forum Holdings, among other things, purchased 25,000 newly issued shares of Series A Preferred Stock (the "Series A Preferred Stock") of Forum Group for $5,000,000, the net proceeds of which were used to pay the unpaid portion of the December 31 Payment. As a consequence of that payment, the Banks credited $950,000 of the Deferral Fee against the December 31 Payment.

  Also on February 1, 1993, Forum Group entered into an agreement (the "February 1 Agreement in Principle") with Apollo Investment Fund, L.P. ("AIF"), an affiliate of Apollo Advisors, Investors Genpar, Inc. ("Genpar"), the former general partner of Forum Holdings, and Evergreen whereby those entities would purchase, for $15,000,000, a number of newly issued Common Shares that, together with the shares issuable upon exchange of the Series A Preferred

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Stock, would equal approximately 51% of the outstanding post-closing Common
Stock, and warrants to purchase a number of shares equal to approximately 10% of the outstanding Common Shares at an aggregate exercise price of $6,000,000. The February 1 Agreement in Principle was subject to several terms and conditions, including the completion of a definitive agreement providing for, among other things, the restructuring of the Senior Secured Term Loan and the funding of an approximately $40,000,000 new credit facility, the net proceeds of which would be used to repay amounts due under the Senior Secured Term Loan Agreement. The February 1 Agreement in Principle also gave the purchasers the right to substantially match "acceptable offers" from third parties in the period preceding consummation of the contemplated transactions.

  On February 18, 1993, Forum Group received a proposal from the Multicare Companies, Inc. ("Multicare"), to acquire a substantial interest in Forum Group. Multi care's proposal generally contemplated an investment in excess of $15,000,000, at a price of $3.00 per Common Share acquired, and appeared to include an offer to purchase outstanding Common Shares at a price of $3.00 per share. Multicare's proposal was subject to, among other conditions, the completion of due diligence, acceptable documentation and termination of the February 1 Agreement in Principle. The Board allowed Multicare to commence due diligence activities. However, Multicare withdrew its proposal on or about March 15, 1993.

  On March 10, 1993, Forum Group received a proposal from Dalfort Corporation ("Dalfort") on behalf of itself and certain affiliates. Dalfort's proposal contemplated (i) the purchase of a number of newly issued Common Shares that would equal 51% of the outstanding post-closing Common Shares for approximately $21,500,000, (ii) the purchase from Forum Group of $25,000,000 principal amount of junior secured notes, and (iii) an offer to purchase outstanding Common Shares at a price of $3.00 per share. The proposal was subject to, among other conditions, completion of due diligence, acceptable documentation and termination of the February 1 Agreement in Principle. The Board allowed Dalfort to commence due diligence activities.

  On April 1, 1993, Dalfort and Forum/Classic, L.P. ("Forum/Classic") presented Forum Group with a revised offer (the "Forum/Classic Offer") to (i) purchase a number of newly issued Common Shares and a minimum of 2,450 shares of $1,000 liquidation preference Series B Preferred Stock for an aggregate price of approximately $26,500,000, (ii) purchase from Forum Group a $20,000,000 principal amount Junior Secured Note and (iii) merge an affiliate of Forum/Classic with and into Forum Group in accordance with a plan of merger, pursuant to which all outstanding Common Shares would be converted into the right to receive $3.62 per share in cash. The Forum/Classic Offer was subject to certain conditions, including the condition that the right to substantially match contained in the February 1 Agreement in Principle not be exercised.

  On April 5, 1993, in accordance with the February 1 Agreement in Principle, Forum Group delivered to the other parties thereto notice of the Forum/Classic Offer.

  On April 13, 1993, the purchasers under the February 1 Agreement in Principle presented the Board with a revised offer to (i) replace the Senior Secured Term Loan with (a) a new bank credit facility of up to $50,000,000 (the "New Term Loan Agreement") through a consortium of lenders for which Citicorp USA, Inc. ("Citicorp") would serve as agent, and (b) up to $40,000,000

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aggregate principal amount of senior subordinated notes (the "New Senior
Subordinated Notes"), and (ii) acquire Common Shares either by (a) purchasing, for $20,000,000, a number of newly issued Common Shares that would equal 37.8% of the number of outstanding post-closing Common Shares, including Common Shares issuable upon the exchange of the Series A Preferred Stock (the "Non-Liquidity Transaction"), or (b) purchasing, for $20,000,000, a number of newly issued Common Shares that would equal 39.9% of the number of outstanding post-closing Common Shares, including Common Shares issuable upon the exchange of the Series A Preferred Stock, and also providing shareholders (other than the purchasers and their affiliates) the opportunity to receive $3.62 per share, in cash, for their Common Shares (the "Liquidity Transaction"). On April 13, 1993, Forum Group entered into a letter agreement (the "April 13 Letter Agreement") with the purchasers under the February 1 Agreement in Principle, accepting the general terms of that proposal but reserving the right to further consider the Liquidity and Non-Liquidity Transactions. On April 17, 1993, the Board voted to proceed with the Non-Liquidity Transaction.

  On April 18, 1993, AIF, FL Advisors, L.P., on behalf of one or more managed accounts ("FL Advisors"), Lion Advisors, L.P., on behalf of one or more managed accounts ("Lion Advisors") (AIF, FL Advisors and Lion Advisors collectively, "Apollo"), Genpar and Evergreen (the foregoing parties and their respective assignees and designees, collectively, together with Forum Holdings, the "Investors") and Forum Group entered into a definitive acquisition agreement incorporating the terms of the April 13 Letter Agreement and the Non-Liquidity Transaction (the "April 18 Agreement"), and Forum Holdings and Forum Group entered into a letter agreement (the "April 18 Letter Agreement") pursuant to which Forum Holdings exchanged the Series A Preferred Stock for 25,000 shares of Series B Preferred Stock, without par value (the "Series B Preferred Stock") of Forum Group. On the terms and subject to the conditions set forth in the April 18 Letter Agreement and the Stock Purchase Agreement, each share of the Series B Preferred Stock owned by Forum Holdings was exchangeable, at Forum Holdings' option, for 100 Common Shares.

  On June 6, 1993, in connection with certain litigation relating to the transactions contemplated by the April 18 Agreement and certain other matters (see Item 3, "Legal Proceedings"), Forum Group and the Investors entered into an agreement (the "June 6 Agreement") modifying the April 18 Agreement to provide for the Liquidity Transaction.

  On June 14, 1993, Forum Group and the Investors entered into an agreement (the "June 14 Agreement") providing, among other things, that the $3.62 per Common Share to be offered pursuant to the Liquidity Transaction will not be subject to adjustment, that the Investors will provide all funds to be used in acquiring Common Shares pursuant to the Liquidity Transaction, and that the Liquidity Transaction will be completed by September 30, 1993, subject only to regulatory and other legal constraints.

  On June 14, 1993 (the "Closing Date"), the transactions (other than the Liquidity Transaction), contemplated by the Acquisition Agreement were consummated (the "Closing"). Prior to the Closing, Genpar assigned its rights and obligations under the Acquisition Agreement to Forum Holdings, and Evergreen assigned its rights and obligations under the Acquisition Agreement to Healthcare Resources I, L.P. ("Resources"). Pursuant to the terms of the Acquisition Agreement, AIF, FL Advisors and Lion Advisors designated AIF

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individually and Lion Advisors on behalf of its client, Artemis Finance SNC, as purchasers under the Acquisition Agreement.

  At the Closing, the Investors collectively purchased from Forum Group, for an aggregate price of $20 million in cash, (i) 7,098,200 newly issued Common Shares and (ii) warrants ("Warrants") entitling the Investors to purchase for a nominal price an aggregate of 1.1555 Common Shares for each Reserved Common Share issued on or after the Closing Date. At the Closing, Apollo, Forum Holdings and Resources, individually, purchased 3,549,100 Common Shares, 1,774,550 Common Shares and 1,774,550 Common Shares, respectively, and Warrants to purchase .4622, .4622 and .2311 Common Shares, respectively, for each Reserved Common Share issued on or after the Closing Date. In addition, at the Closing, Forum Holdings exchanged 25,000 shares of Series B Preferred Stock of the registrant for 2,500,000 Common Shares. At the Closing, Forum Group also (i) entered into the New Term Loan Agreement, (ii) issued and sold $40,000,000 aggregate principal amount of New Senior Subordinated Notes (one-half of which were purchased by an affiliate of Apollo for a managed account and one-half of which were purchased by the limited partners of Forum Holdings), and (iii) prepaid all amounts outstanding under the Senior Secured Term Loan (approximately $94,586,000). In connection with the New Term Loan Agreement, Forum Group issued to Citicorp warrants exercisable during a six-year term to purchase 550,205 Common Shares at an initial purchase price equal to $2.74 per Common Share, subject to recomputation upon the completion of the Liquidity Transaction, specified annual increases and other adjustments.

  Immediately following the Closing, Apollo (together with certain of its affiliates), Forum Holdings and Resources owned 5,356,614 Common Shares, 4,274,550 Common Shares and 1,774,550 Common Shares, respectively, or 31.0%, 24.7% and 10.3%, respectively, of the total number of shares of Common Shares then outstanding. For purposes of computing the foregoing percentages, 513,993 Common Shares held by Forum Retirement, a wholly-owned subsidiary of Forum Group, were treated as not being outstanding.

  Pursuant to the Acquisition Agreement, the Investors agreed that as promptly as practicable after the Closing they will, or will cause Forum Group to, effect the Liquidity Transaction, which will provide each shareholder of Forum Group (other than the Investors and their affiliates) with an option either (i) to retain a percentage equity interest in Forum Group substantially identical to such shareholder's percentage equity interest immediately prior to the consummation of such transaction or (ii) to receive, in cash, $3.62 per Common Share (without adjustment). Pursuant to the Acquisition Agreement, the Investors agreed to provide any and all funds to be paid to shareholders of Forum Group pursuant to the Liquidity Transaction.

  As of the Closing Date, (i) Forum Group's Board consisted of 11 directors,
(ii) two of Forum Group's directors previously in office (Messrs. Cripe and Schuster) had resigned, leaving Messrs. Spencer, Woodard and Pacholder as the only directors of Forum Group then in office, and (iii) seven persons (three of whom were designated by Apollo (Peter Copses, Antony Ressler and Eric Siegel), three of whom were designated by Forum Holdings (Daniel Decker, D. Ellen Shuman and Robert Whitman) and one of whom was designated by Resources (William Petty, Jr.) had been elected as directors of Forum Group effective as of the close of business on June 16, 1993.

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  The Investors plan to make available to Forum Group, upon terms acceptable to them, up to $30,000,000 in additional equity solely for acquisitions by Forum Group of retirement/healthcare facilities that, in the opinion of the Investors, are in the best interests of Forum Group. However, there can be no assurance as to whether, or the terms upon which, the Investors will make additional equity available to Forum Group or Forum Group will make acquisitions of additional retirement/healthcare facilities.

  The Acquisition Agreement provides that no merger, stock split or similar corporate action having the effect of "squeezing-out" minority shareholders will be taken by Forum Group prior to December 31, 1995, without the consent of either (i) the holders of a majority of the Common Shares actually voting on the matter and not held by the Investors and their affiliates or (ii) a majority of the directors of Forum Group who are neither officers or employees of Forum Group or affiliates of the Investors.

  Forum Group is required under the Acquisition Agreement to reimburse the Investors upon request for all fees, costs and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby, including the Liquidity Transaction. Pursuant to the Acquisition Agreement, Forum Group has agreed, subject to certain exceptions, to indemnify each of the Investors, their respective affiliates and certain other related persons from and against all losses, claims, liabilities, damages, costs and expenses or actions in respect thereof arising out of any actual or threatened claim against such party by a person other than Forum Group related to or arising out of or in connection with the Acquisition Agreement or any actions taken by an indemnified party pursuant thereto or the transactions contemplated thereby. Subject to certain limitations, Forum Group and the Investors have also agreed to indemnify each other and certain related persons from and against losses, damages or expenses resulting from inaccuracies or breaches of their respective representations, warranties or covenants contained in the Acquisition
Agreement.

  See Item 3, "Legal Proceedings" for a discussion of certain litigation relating to certain of the foregoing transactions.

  ITEM 2.  PROPERTIES.

  Forum Group presently owns, leases or manages the following facilities:



                                                                  Number of Units
                             Number of Facilities                    and/or Beds
                        -----------------------------      -------------------------------

                        Owned  Leased  Managed  Total        Owned  Leased  Managed  Total
                        -----  ------  -------  -----        -----  ------  -------  -----
Rental Retirement
  Communities              7       1       14     22          1,860   211    2,612    4,683
Lifecare Retirement
  Communities              1     -0-        2      3            276   -0-      673      949
Nursing Homes            -0-       1      -0-      1            -0-    90      -0-       90
                         ---     ---      ---     --          -----   ---     -----   -----
                           8       2       16     26          2,136   301     3,285   5,722
                         ===     ===      ===     ==          =====   ===     =====   =====


  For each of Forum Group's last three fiscal years, the percentage of total revenues contributed by each of the foregoing classes of facilities was as follows:


                           YEAR ENDED MARCH 31,
                        --------------------------
                          1993     1992     1991
                          ----     ----     ----
                              (IN THOUSANDS)
Rental Retirement
  Communities           $71,889   $68,719  $66,783
Lifecare Retirement
  Communities            15,780     9,762    8,053
Nursing Homes             2,670     2,718    7,932


  For the fiscal year ended March 31, 1993, the overall average occupancy rate for the facilities owned or leased by Forum Group throughout the year was approximately 83%. The degree of utilization of each facility is dependent on many factors. Occupancy rates may be adversely affected by the opening of newly developed facilities and the expansion or renovation of existing facilities.

RENTAL RETIREMENT COMMUNITIES

  Forum Group owns rental RCs in Arizona (2), Florida, Kansas, Ohio and Texas
(2); leases a rental RC in Kentucky; and manages rental RCs in California (2), Delaware (6), Florida, Indiana, New Mexico, South Carolina and Texas (2).

  Except as described below, each Forum Group rental RC contains an independent living component and a nursing component; and certain Forum Group rental RCs also include an assisted living component. One Forum Group rental RC consists of an assisted living component and a nursing component, and does not contain an independent living component. Another Forum Group rental RC consists of an independent living component and an assisted living component, and does not contain a nursing component, but is adjacent to and enjoys the benefits of a Forum Group rental RC which contains a nursing component.

  The independent living component (if any) of each Forum Group rental RC contains a variety of accommodations, together with amenities such as dining facilities, lounges and game and craft rooms. All residents of the independent living components are provided security, meals and housekeeping and linen service. Emergency healthcare service is available twenty-four hours a day from an on-site nursing staff, and each independent living unit is equipped with an emergency call system. The independent living components of Forum Group rental RCs consist of apartments, villas and, in the case of two RCs, condominiums. Rental RC independent living first person residency fees presently range from $850 to $5,920 per month, depending on the size of accommodations. Each rental RC apartment and villa resident enters into a residency agreement that may be terminated by the resident on short notice, and each rental RC condominium resident enters into a residency agreement coterminous with his or her ownership. Although there can be no assurance that, as apartment and villa residency agreements expire or are terminated, available apartments and villas will be reoccupied, 80-90% of the residents of the apartments and villas historically have renewed their residency agreements from year to year. All residents of the independent living components of Forum

Group rental RCs are assured space (subject to availability) in the assisted living (if any) and nursing components should the need therefor arise.

  The nursing component (if any) of each Forum Group rental RC provides residents a full range of nursing care. Residents have private or semiprivate rooms, and share communal dining and social facilities. In most instances, each resident of the independent living component of a Forum Group rental RC is entitled to care in the assisted living (if any) or nursing component at no extra charge for up to a specified number of days annually or an aggregate of a specified number of days during the resident's lifetime. After utilizing this accrued time, the resident pays for both independent living occupancy, and assisted living or nursing care, until cancelling one or the other. The charge for a semi-private nursing bed presently ranges from $70 to $184 per day.

  The assisted living component (if any) of each Forum Group rental RC provides residents a semistructured environment that encourages independent living. Residents have private or semiprivate suites, eat meals in a private dining room, and are provided the added services of scheduled activities, housekeeping and linen service, preventive health surveillance, periodic health monitoring, assistance with activities of daily living and emergency care. The charge for a private assisted living suite presently ranges from $36 to $133 per day.

  Forum Group rental RCs provide ancillary healthcare services, including the operation of an adult day care center on the premises of one RC.

  The following table indicates the name, location, capacity, occupancy rate and average effective annual fees/charges per unit/suite/bed for each of the last five fiscal years (each of the last five calendar years in the case of RCs owned by affiliated operating partnerships of the Partnership), of each Forum Group rental RC:


                                             Capacity                                              Occupancy Rate

                                           Assisted                 Total Units/                  Year Ended March 31,
                           Independent      Living     Nursing      Suites/Beds
Name and Location          Living Units     Suites      Beds                            1993     1992     1991     1990     1989

Owned Facilities:

The Forum at Memorial         203            37          96             336             73.5%    49.7%    29.6%    16.2%     N/A
Woods
Houston, Texas

The Forum at Park Lane        192            38          90             320             84.7%    57.7%    23.7%      N/A     N/A
Dallas, Texas

The Forum at Deer Creek       164            45          60             269             92.9%    60.2%    28.9%      N/A     N/A
Deerfield Beach, Florida

The Forum at Tucson           149            30          67             246             90.7%    55.2%    31.9%     8.5%     N/A
Tucson, Arizona

The Forum at Desert           155            30          57             242             91.7%    62.8%    27.3%     6.2%     N/A
Harbor
Peoria, Arizona

The Forum at                  120            60          60             240             94.1%    70.3%    42.4%    22.7%     N/A
Knightsbridge
Columbus, Ohio
(ground lease expires
2028*)

The Forum at Overland         117            30          60             207             94.7%    65.6%    48.8%    21.0%     N/A
Park                          ---           ---         ---           -----
Overland Park, Kansas       1,100           270         490           1,860
                            -----           ---         ---           -----


Leased Facility:

The Lafayette at Country
Place/Lexington Country
Place
Lexington, Kentucky
(leases expire 2010 and
2016, respectively)           100           -0-          111            211             96.7%    94.3%    94.3%    92.9%     94.2%
                            -----           ---          ---          -----

                              100           -0-          111            211
                            -----           ---          ---          -----


Managed Facilities:

The Montevista at             123            15          120            258             83.7%    81.1%    74.3%    58.9%     40.9%
Coronado**
El Paso, Texas
(management agreement
expires upon the
expiration or
termination of the term
of the Company, and
provides for
management fees equal to
8% of
gross operating revenues)

                                                     Average Effective Annual Fees/Charges
                                                             Per Unit/Suite/Bed

                                                             Year Ended March 31,

Name and Location                               1993       1992       1991      1990      1989
Owned Facilities:

The Forum at Memorial                           $25,668    $29,194    $30,649   $ 9,445    N/A
Woods
Houston, Texas

The Forum at Park Lane                          $25,323    $27,868    $29,242       N/A    N/A
Dallas, Texas

The Forum at Deer Creek                         $21,612    $23,452    $25,083       N/A    N/A
Deerfield Beach, Florida

The Forum at Tucson                             $21,810    $24,670    $26,404   $11,217    N/A
Tucson, Arizona

The Forum at Desert                             $20,516    $21,660    $24,769   $37,206    N/A
Harbor
Peoria, Arizona

The Forum at                                    $27,091    $29,973    $30,452   $ 7,377    N/A
Knightsbridge
Columbus, Ohio
(ground lease expires
2028*)

The Forum at Overland                           $22,092    $24,872    $25,991   $21,514    N/A
Park
Overland Park, Kansas


Leased Facility:

The Lafayette at Country
Place/Lexington Country
Place
Lexington, Kentucky                             $22,373    $11,031    $10,619   $10,140    $ 9,269
(leases expire 2010 and
2016, respectively)



Managed Facilities:

The Montevista at                               $22,065    $20,321    $19,823   $17,690    $12,145
Coronado**
El Paso, Texas
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for
management fees equal to
8% of
gross operating revenues)
- ----------

* All lease and management agreement expiration dates in this report assume the exercise of all available extension and/or renewal options.
**Owned by an affiliated entity.
***Years ended December 31, 1992, 1991, 1990, 1989 and 1988, in the case of RCs owned by affiliated operating partnerships of the Partnership.

                                                      Capacity

                                                 Assisted                                      Occupancy Rate-Year Ended March 31,
                                   Independent    Living     Nursing     Total Units/
Name and Location                 Living Units    Suites       Beds      Suites/Beds         1993    1992    1991    1990    1989

The Park Summit of Coral
  Springs**
Coral Springs, Florida
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                            197            24        35              256              89.1%   76.3%   76.3%  77.4%   62.6%


The Forum at Lincoln
  Heights**
San Antonio, Texas
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                            152            30        60              242              90.9%   68.5%   56.3%  17.1%     N/A


Forwood Manor*
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of Forum Retirement
Communities II, L.P.
("FRCIILP")
(59.4%-owned), and
provides for management
fees equal to (i) for
the first six years a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)                  119            30        60              209              93.8%   76.7%   67.1%  64.8%   23.2%


The Remington Club at
 Rancho Bernardo - Phase
 I**
San Diego, California
(management agreement
expires upon the
expiration or
termination of the term
of FRCIILP, and
provides for management
fees equal to (i) for
the first six years, a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)                  146           -0-        59              205              81.0%   79.5%   78.9%  90.4%   64.2%




                                                           Average Effective Annual Fees/Charges
                                                          Per Unit/Suite/Bed - Year Ended March 31,

Name and Location                               1993        1992        1991          1990          1989***
The Park Summit of Coral
  Springs**
Coral Springs, Florida
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating                                 $22,629     $25,072     $24,177       $21,596       $19,451
revenues)

The Forum at Lincoln
  Heights**
San Antonio, Texas
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                                       $25,168     $18,858     $22,779       $10,190           N/A

Forwood Manor*
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of Forum Retirement
Communities II, L.P.
("FRCIILP")
(59.4%-owned), and
provides for management
fees equal to (i) for
the first six years a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)                             $30,584     $32,073     $31,339       $24,193       $19,322

The Remington Club at
 Rancho Bernardo - Phase
 I**
San Diego, California
(management agreement
expires upon the
expiration or
termination of the term
of FRCIILP, and
provides for management
fees equal to (i) for
the first six years, a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)                             $33,783     $31,625     $31,606       $26,006       $28,085


                                              Capacity

                                             Assisted                                         Occupancy Rate-Year Ended March 31,
                           Independent        Living       Nursing      Total Units/
Name and Location          Living Units       Suites        Beds        Suites/Beds        1993    1992    1991    1990   1989***



Stonegates (50%-Owned)*
Greenville, Delaware
(management agreement
expires in 2004, and
provides for management
fees equal to 8% of
gross operating
revenues)                      162             -0-           39            201              92.5%   92.3%   93.1%   93.5%   92.3%

The Remington Club at
Rancho Bernardo - Phase
 II**
San Diego, California
(management agreement
expires upon the
expiration or
termination of the term
of Forum Retirement
Communities I, L.P.
("FRCILP")
(58.95%-owned), and
provides for management
fees equal to (i) for the
first six years, a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)            100             100           -0-           200              75.0%   47.2%   26.3%    N/A     N/A

The Forum at the
Crossing*
Indianapolis, Indiana
(management agreement
expires upon the
expiration or
termination of the term
of FRCIILP, and
provides for management
fees equal to 5% of
gross operating
revenues)                      117              14           60            191              93.1%   93.2%   95.3%   91.4%   91.1%


The Montebello on
Academy**
Albuquerque, New Mexico
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                      114              15           60            189              97.4%   85.0%   87.4%   80.8%   65.8%

Millcroft**
Newark, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                      62              -0-           100           162              91.4%   87.9%   90.0%   93.6%   95.2%



                                                           Average Effective
                                                            Annual Fees/Charges
                                                          Per Unit/Suite/Bed - Year Ended March 31

 Name and Location                                    1993        1992        1991          1990          1989***

Stonegates (50%-Owned)*
Greenville, Delaware
(management agreement
 expires in 2004, and
 provides for management
 fees equal to 8% of
 gross operating
 revenues)                                             $25,566     $24,514     $23,287       $22,659       $21,334

The Remington Club at
Rancho Bernardo - Phase
II**
San Diego, California
(management agreement
expires upon the
expiration or
termination of the term
of Forum Retirement
Communities I, L.P.
("FRCILP")
(58.95%-owned), and
provides for management
fees equal to (i) for the
first six years, a
varying percentage of
net cash flow after
debt service, and (ii)
thereafter, 5% of gross
operating revenues)                                    $29,880     $31,088     $33,110           N/A           N/A

The Forum at the
Crossing*
Indianapolis, Indiana
(management agreement
expires upon the
expiration or
termination of the term
of FRCIILP, and
provides for management
fees equal to 5% of
gross operating
revenues)                                              $26,465     $26,038     $24,128       $22,898       $21,178


The Montebello on
Academy**
Albuquerque, New Mexico
(management agreement
expires upon the
expiration or  114
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                                              $25,339     $25,722     $24,804       $24,815       $22,005

Millcroft**
Newark, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                                              $27,615     $27,087     $25,071       $23,308       $23,167


                                                Capacity

                                            Assisted                               Occupancy Rate-Year Ended March 31,
                             Independent     Living    Nursing   Total Units/
Name and Location            Living Units    Suites     Beds     Suites/Beds      1993     1992     1991     1990    1989***



Shipley Manor**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                         61          -0-        82          143          90.2%    85.9%    90.8%    90.7%   97.6%

Myrtle Beach Manor**
North Myrtle Beach,
South Carolina
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                         59          -0-        80          139          93.5%    79.4%    86.1%    88.6%   87.5%

Foulk Manor North**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operations
revenues)                         57           11        46          114          86.8%    88.1%    82.7%    84.6%   89.4%

Foulk Manor**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                        -0-           51        52          103          86.4%    70.9%    83.5%    87.0%   93.8%
                               -----          ---     -----        -----
                               1,469          290       853        2,615
                               -----          ---     -----        -----
                               2,669          560     1,454        4,683
                               =====          ===     =====        =====




                                          Average Effective Annual Fees/Charges
                                      Per Unit/Suite/Bed - Year Ended March 31,

Name and Location                1993       1992       1991       1990       1989***



Shipley Manor**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                        $28,129    $29,396    $26,655    $24,826    $23,482

Myrtle Beach Manor**
North Myrtle Beach,
South Carolina
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operating
revenues)                        $20,974    $20,752    $19,349    $17,872    $17,152

Foulk Manor North**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Partnership, and
provides for management
fees equal to 8% of
gross operations
revenues)                        $29,180    $26,711    $25,678    $23,601    $22,155

Foulk Manor**
Wilmington, Delaware
(management agreement
expires upon the
expiration or
termination of the term
of the Company, and
provides for management
fees equal to 8% of
gross operating
revenues)                        $28,116    $31,512    $29,583    $26,735    $25,656


LIFECARE RETIREMENT COMMUNITIES

  Forum Group owns one lifecare RC, namely The Forum at Brookside ("Forum/ Brookside"), in Louisville, Kentucky; and manages two lifecare RCs, namely The Forum - Pueblo Norte ("Forum/Pueblo Norte"), in Scottsdale, Arizona, and The Forum at Rancho San Antonio, in Cupertino, California ("Forum/Rancho San Antonio"). Forum/Brookside and Forum/Pueblo Norte were acquired by their respective owners from other developers subsequent to commencement of operations; Forum/Rancho San Antonio was developed by Forum Lifecare, a wholly-owned subsidiary corporation of Forum Group.

  Each Forum Group lifecare RC contains an independent living component and a nursing component; and Forum/Brookside and Forum/Rancho San Antonio also include an assisted living component. The accommodations and services provided in the various components of Forum Group lifecare RCs are substantially the same as those provided in the various components of Forum Group rental RCs.

  Forum Group lifecare RCs differ from Forum Group rental RCs in the method(s) of payment by current and former independent living residents. At Forum Group rental RCs, independent living residents generally make no "front-end" payment and only pay monthly residency fees. At Forum Group lifecare RCs, independent living residents generally make substantial "front-end" payments and pay monthly residency (and, in the case of two lifecare RCs, healthcare) fees that are substantially less than monthly residency fees for comparable accommodations at Forum Group rental RCs. In addition, independent living residents of Forum Group lifecare RCs who transfer to the assisted living (if any) or nursing component generally pay healthcare fees which are substantially less than those paid by independent living residents of Forum Group rental RCs who so transfer.

  Each of Forum/Pueblo Norte and Forum/Rancho San Antonio is owned by a nonprofit cooperative housing corporation sponsored by Forum Lifecare. At those RCs, the "front-end" payment takes the form of the purchase price of a membership in the cooperative housing corporation. Each membership is allocated to an independent living unit in the RC, and the purchase of a membership entitles the purchaser to a long-term proprietary lease of the unit. Upon resale of the membership, the resident (or his or her estate) and the cooperative housing corporation share equally any excess of the sale proceeds over the resident's membership purchase price. At Forum/Pueblo Norte, independent living residents may elect to purchase memberships subject to an option in favor of the cooperative housing corporation to repurchase upon cessation of occupancy at a price which reduces to zero over six or sixty months. The assisted living (if any) and nursing components of each of Forum/Pueblo Norte and Forum/Rancho San Antonio are leased to a separate nonprofit corporation, the sole member of which is Forum Lifecare, and each member/independent living resident is required to enter into a healthcare agreement with that lessee. Membership purchase prices at Forum/Pueblo Norte and Forum/Rancho San Antonio presently range from $68,250 to $236,250, and $199,000 to $630,000, respectively; first person monthly residency fees at those RCs for independent living residents purchasing memberships presently range from $910 to $1,500, and $1,035 to $2,335, respectively; and first person monthly healthcare fees at those RCs for members presently range from $230 to $412, respectively.

  At Forum/Brookside, the "front-end" payment takes the form of an interest-free loan to the owner of the RC, which may or may not be repaid in whole or in part (depending upon the refund option selected by the resident) from the proceeds of the next "front-end" payment in respect of the subject unit. Required interest-free loans at Forum/Brookside presently range from $62,140 to $159,900; and first person monthly residency fees at that RC for independent living residents making interest-free loans presently range from $740 to $1,300.

  At each of Forum/Brookside and Forum/Pueblo Norte, certain independent living residents are parties to residency agreements with the previous sponsors which were assumed by the current owners. Under those agreements, the "front-end" payments took the form of an entrance fee which is 100% (in the case of Forum/Brookside) or 90% (in the case of Forum/Pueblo Norte), as the case may be, refundable to the resident (or his or her estate) from the next entrance fee paid in respect of the subject unit. Refundable entrance fees at Forum/Brookside and Forum/Pueblo Norte ranged from $31,500 to $111,000; and first person monthly residency fees at those RCs for independent living residents paying refundable entrance fees presently range from $494 to $1,119, and $893 to $1,754, respectively.

  At Forum/Brookside and Forum/Pueblo Norte, independent living residents are also offered the alternative of a rental residency agreement. In addition, the second phase of the independent living component of Forum/Rancho San Antonio has not been certified as a lifecare RC, and units in that phase are presently available only on a rental basis. First person rental residency fees at Forum Brookside, Forum/Pueblo Norte and Forum/Rancho San Antonio presently range from $1,275 to $2,625, $1,000 to $2,730, and $1,035 to $1,835, respectively.

  The following table indicates the name, location capacity, occupancy rate and average effective annual fees/charges per unit/suite/bed for each of the last five fiscal years, of each Forum Group lifecare RC:

                                                 Capacity

                                                 Assisted                                    Occupancy Rate-Year Ended March 31,
                                 Independent      Living     Nursing    Total Units/
Name and Location                Living Units     Suites      Beds      Suites/Beds       1993     1992     1991     1990     1989
Owned Facility:

The Forum at Brookside
Louisville, Kentucky                 216            20          40          276          89.1%    77.3%     67.9%    63.0%    37.1%
                                     ---            --          --          ---
                                     216            20          40          276
                                     ---            --          --          ---
Managed Facilities:

The Forum at Rancho San
Antonio Cupertino, California
(management agreement expires
in 1996 and provides for
management fees equal to $4
of gross operating revenues)         319            34          48          401          55.9%    34.3%      N/A      N/A      N/A

The Forum-Pueblo Norte
Scottsdale, Arizona
(management agreement expires
in 1993 and provides for
management fees equal to 4%
of gross operating revenues)         169           -0-         103          272          93.0%    56.2%     63.5%    69.9%    70.0%
                                     ---           ---         ---          ---
                                     488            34         151          673
                                     ---           ---         ---          ---
                                     704            54         191          949
                                     ===           ===         ===          ===

                                   Average Effective Annual Fees/Charges
                                  Per Unit/Suite/Bed - Year Ended March 31,

Name and Location                 1993      1992      1991      1990       1989
Owned Facility:

The Forum at Brookside
Louisville, Kentucky             $17,463   $18,112   $17,863   $15,677    $13,800


Managed Facilities:

The Forum at Rancho San
Antonio Cupertino, California
(management agreement expires
in 1996 and provides for
management fees equal to $4
of gross operating revenues)     $18,439   $13,364     N/A       N/A        N/A

The Forum-Pueblo Norte
Scottsdale, Arizona
(management agreement expires
in 1993 and provides for
management fees equal to 4%
of gross operating revenues)     $20,276   $24,870   $20,930   $18,286    $ 8,844

  The following table indicates the number of independent living units occupied at each Forum Group lifecare RC as of May 31, 1993, under each payment method described above:

                                                   Refundable
                            Membership  Interest-   Entrance
Name and Location           Purchase   Free Loan      Fee     Rental  Total
- -----------------           ---------- ---------   ---------  ------  -----

The Forum at Rancho San
  Antonio
Cupertino, California          148        N/A         N/A       33     181

The Forum-Pueblo Norte
  Scottsdale, Arizona           48        N/A          68       41     157

The Forum at Brookside
  Louisville, Kentucky         N/A         45          24      116     185
                               ---        ---         ---      ---     ---
                               196         45          92      190     523
                               ===        ===         ===      ===     ===


NURSING HOMES

  Forum Group leases one nursing home, namely Lewes Convalescent Center, in Lewes, Delaware ("Lewes"), which has a capacity of 90 beds, pursuant to a lease expiring in 2029.

  Lewes provides convalescent and rehabilitative treatment of inpatient adults, including those who are admitted after hospitalization and before returning to their homes, and is designed to supplement general hospital care, rather than compete directly with general hospitals. The services furnished by Lewes include room, board, nursing care, drugs, supplies, medical equipment, other medical services, social activities, and occupational, physical, recreational and speech therapies. Lewes contains private and semiprivate rooms, and the charge for a private room is presently $92 per day. Lewes contains a dining room, a kitchen, a physical therapy section for therapeutic and rehabilitative care, offices, lounges, a television room and reception areas. The admission, treatment and discharge of each resident are under the direction of the resident's attending physician. Although no full-time staff physicians are retained, Lewes has consulting and on-call physicians as required. Lewes has a transfer agreement with a nearby hospital, facilitating the transfer of residents and medical records, and providing access to emergency medical treatment if required.

  The following table indicates the occupancy rate and average effective annual charges per bed for each of the past five fiscal years, for Lewes:


                                     Average Effective
                         Occupancy    Annual Charges
 Year ended March 31,       Rate          Per Bed
- -----------------------  ----------  -----------------

    1993                    91.1%           $26,306
    1992                    96.0%           $26,604
    1991                    95.9%           $27,068
    1990                    97.7%           $25,720
    1989                    91.9%           $30,739

MORTGAGES

  On the Closing Date all borrowings under the Senior Secured Term Loan Agreement were fully repaid and retired with the proceeds from the New Term Loan Agreement, the New Senior Notes and other funds. All assets of Forum Group which had served as collateral for the Senior Secured Term Loan, including first mortgages on all rental RCs owned by Forum other than The Forum at Knightsbridge ("Forum/Knightsbridge") were released. On the Closing Date, each rental RC owned by Forum Group, other than Forum/Knightsbridge and Lewes, became subject to a first mortgage securing borrowings under the New Term Loan Agreement (substantially all of Forum Group's other assets have also been pledged or otherwise encumbered as security under the New Term Loan Agreement). The current principal amount outstanding under the New Term Loan Agreement is $50,000,000; and outstanding borrowings under the New Term Loan Agreement bear interest at either the prime rate plus two percent (2%) or the Eurodollar rate plus three and one-half percent (3.5%). Interest is to be paid quarterly. Principal payments are to be paid quarterly, with $1,000,000 due on December 31, 1993 and March 31, 1994; $1,500,000 thereafter through March 31, 1995; $2,250,000 thereafter through March 31, 1996; and $2,750,000 thereafter to maturity on March 31, 1999.

  Forum/Knightsbridge is subject to a first mortgage securing a loan made by Teachers Insurance and Annuity Association of America (the "Teachers' Loan"). The current outstanding principal amount of the Teachers' Loan is $14,978,000, and the Teachers' Loan bears interest at the rate of 10-1/2% per annum. Principal and interest are payable in varying monthly installments through and including December 1, 1997, and a "balloon" payment of $13,500,000 is payable on December 31, 1997. Forum Group may not prepay the Teachers' Loan prior to January l, 1996; thereafter, Forum Group may prepay the Teachers' Loan without premium or penalty.

DEPRECIATION

  The following table indicates, with respect to each component of each RC owned or leased by Forum Group, and of Lewes, upon which depreciation is taken, the net federal tax basis as of March 31, 1993, rate, method and life claimed with respect to that component for purposes of depreciation:

                                            Net Federal
                                            Tax Basis                                          Life
Name and Location     Component             (3/31/93)  Rate       Method*        (Years)
- -----------------     ---------             ---------  ----       -------        -------
The Forum at          Real property         $12,943,291           Various       SL              15-40
  Memorial Woods      Personal property       1,141,057           Various       ADS/SL          5-10
Houston, Texas

The Forum at          Real property          25,267,504           Various       SL              20-40
  Park Lane           Personal property       1,154,103           Various       ADS/SL          5-10
Dallas, Texas

The Forum at          Real property          19,939,275           Various       SL              40
  Deer Creek          Personal property         780,488           Various       ADS/SL          7-10
Deerfield Beach,
  Florida

The Forum at          Real property          16,466,589           Various       SL              40
  Tucson              Personal property         577,387           Various       ADS/SL          5-10
Tucson, Arizona

The Forum at          Real property          16,754,554           Various       SL              40
  Desert Harbor       Personal property         650,323           Various       ADS/SL          7-10
Peoria, Arizona

The Forum at          Real property          13,307,120           Various       SL              20-40
  Knightsbridge       Personal property         635,410           Various       ADS/SL          5-10
Columbus, Ohio

The Forum at          Real property          13,254,387           Various       SL              15-40
  Overland Park       Personal property         625,815           Various       ADS/SL          5-10
Overland Park,
  Kansas

The Forum at          Real property          11,430,314           Various       MACRS/SL        15-31
  Brookside           Personal property         260,164           Various       MACRS/SL        5-7
Louisville,
  Kentucky

The Lafayette at      Real property           7,175,856           Various       MACRS/SL        15-31
  Country Place/      Personal property         258,970           Various       MACRS/SL        5-7
  Lexington
  Country Place
Lexington,
  Kentucky

Lewes                 Real property             553,992           Various       ACRS/MACRS      15-31
  Convalescent        Personal property         107,309           Various       MACRS           5-7
  Center
Lewes, Delaware


- ----------

*  ACRS = Accelerated cost recovery system
   ADS = Alternative depreciation system
   MACRS = Modified accelerated cost recovery system
   SL = Straight line
__________

REAL ESTATE TAXES

  The following table indicates, with respect to each RC owned or leased by Forum Group, and Lewes, the assessed value, real estate tax rate and annual real estate taxes for calendar year 1992:

                                       Assessed    Real Estate   Annual Real
Name and Location                       Value        Tax Rate    Estate Taxes
- -----------------                    ------------  ------------  ------------

The Forum at Memorial Woods           $17,213,240         2.89%    $  497,862
Houston, Texas

The Forum at Park Lane                 15,721,380         2.53        397,439
Dallas, Texas

The Forum at Deer Creek                 7,184,993         2.57        184,993
Deerfield Beach, Florida

The Forum at Tucson                     8,544,375         1.77        151,187
Tucson, Arizona

The Forum at Desert Harbor              9,322,070         1.56        145,804
Peoria, Arizona

The Forum at Knightsbridge              8,757,686         1.77        155,140
Columbus, Ohio

The Forum at Overland Park              7,255,300         1.72        124,861
Overland Park, Kansas

The Forum at Brookside                  8,200,000         0.95         78,146
Louisville, Kentucky

The Lafayette at Country Place/         5,460,000         0.97         52,716
Lexington Country Place
Lexington, Kentucky

Lewes Convalescent Center                 441,840         2.98         13,159
Lewes, Delaware
                                      -----------         ----     ----------

                                      $88,100,884         2.04%    $1,801,307
                                      ===========         ====     ==========

SOURCES OF PAYMENT

  The independent and assisted living components (if any) of Forum Group RCs receive direct payment for resident occupancy solely on a private pay basis. Forum Group nursing facilities (including the nursing components, if any, of Forum Group RCs) receive payment for resident care directly on a private pay basis, including payment from private health insurance, and from governmental reimbursement programs such as the federal Medicare program for certain elderly and disabled residents, and state Medicaid programs for certain indigent residents. The following table indicates the approximate percentages of operating revenues for each of the last five fiscal years derived by the facilities owned or leased by Forum Group from private sources, Medicare and Medicaid, and other sources:



                                 Fiscal Year ended March 31,
                            --------------------------------------
                             1993    1992    1991    1990    1989
                            ------  ------  ------  ------  ------

Retirement Communities:

  Private                    88.6%   97.3%   95.0%   90.1%   92.9%
  Medicare and Medicaid      11.3     2.4     5.0     9.8     6.9
  Other                       0.1     0.3     -0-     0.1     0.2
                            -----   -----   -----   -----   -----
                            100.0%  100.0%  100.0%  100.0%  100.0%
                            =====   =====   =====   =====   =====

Other Facilities:

  Private                    37.3%   48.2%   34.0%   38.9%   33.9%
  Medicare and Medicaid      61.7    50.3    65.0    49.2    62.0
  Other                       1.0     1.5     1.0    11.9     4.1
                            -----   -----   -----   -----   -----
                            100.0%  100.0%  100.0%  100.0%  100.0%
                            =====   =====   =====   =====   =====

Total:

  Private                    86.5%   94.7%   90.0%   66.1%   48.8%
  Medicare and Medicaid      13.4     5.0    10.0    28.2    48.2
  Other                       0.1     0.3     -0-     5.7     3.0
                            -----   -----   -----   -----   -----
                            100.0%  100.0%  100.0%  100.0%  100.0%
                            =====   =====   =====   =====   =====

  Most private insurance carriers reimburse their policyholders, or make direct payment to facilities, for covered services at rates established by the facilities. Where applicable, the resident is responsible for any difference between the insurance proceeds and the total charges. In certain states, Blue Cross plans pay for covered services at rates negotiated with facilities. In other states, Blue Cross plans are administered under contracts with facilities providing for payment under formulae based on the cost of services. The Medicare program also makes payment under a cost-based reimbursement formula plus a return on equity. Under the Medicaid program, each state is responsible for developing and administering its own reimbursement formula.

  Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations and discretion which affect payment made under those programs. In addition, the federal or state governments might reduce the funds available under those programs in the future or require more stringent utilization of healthcare facilities. Those measures could adversely affect Forum Group's future revenues and, therefore, the value of Forum Group's facilities.

  At any given time, there are numerous federal and state legislative proposals relating to the funding and reimbursement of healthcare costs. It is difficult to predict whether those proposals will be adopted or the form in which they might be adopted. Accordingly, It is not possible to assess the effect of any of those proposals on Forum Group.

REGULATION AND OTHER FACTORS

  RC and nursing home operations are subject to federal, state and local government regulations. Facilities are subject to periodic inspection by state licensing agencies to determine whether the standards necessary for continued licensure are maintained. In granting and renewing licenses, the state agencies consider, among other things, buildings, furniture and equipment; qualifications of administrative personnel and staff; quality of care; and compliance with laws and regulations relating to operation of facilities. State licensure of a nursing facility is a prerequisite to certification for participation in the Medicare and Medicaid programs. Forum Group believes that all of Forum Group's facilities are presently in substantial compliance with all applicable federal, state and local regulations with respect to licensure requirements. However, because those standards are subject to change, there can be no assurance that Forum Group's facilities will be able to maintain their licenses upon a change in standards, and future changes in those standards could necessitate substantial expenditures by Forum Group to comply therewith. Most states have licensure requirements for the assisted living components of RCs; however, those requirements are generally much less comprehensive and stringent than requirements for licensure of nursing facilities. Most states do not have licensure requirements for the independent living components of rental RCs.

  Certain states in which Forum Group operates nursing facilities have adopted certificate of need ("CON") statutes which provide that, prior to construction of a new nursing facility or provision of new nursing services, a state agency must determine that a need for the new facility or services exists. A CON for a new nursing facility is generally issued for a specific maximum amount of expenditure, and the holder of a CON is generally required to implement the approved project within a specific time period. In most states, CONs are not required for the independent and assisted living components of RCs.


COMPETITION

  Forum Group facilities compete with senior housing and long-term healthcare facilities of varying similarity in the respective geographical market areas in which Forum Group facilities are located. Competing facilities are operated on a national, regional and local basis by religious groups and other nonprofit organizations, as well as by private operators, some of which have substantially greater resources than Forum Group. The independent living components of Forum Group RCs face competition from the various types of residential opportunities available to the elderly. However, the number of luxury residential communities that offer on-premises healthcare services is limited. The assisted living and nursing components of Forum Group RCs, as well as Lewes, compete with other assisted living and nursing facilities, and, to a lesser extent, with general hospitals. Because the target market segment of Forum Group RCs is relatively narrow, the risk of competition may be higher than with some other types of RCs. Additionally, Forum Group facilities may be subject to competition from new RCs, and assisted living and nursing facilities, developed in close proximity to them.

  Significant competitive factors for attracting residents to the independent living components, of Forum Group RCs include price, physical appearance, and amenities and services offered. Additional competitive factors for attracting residents to the assisted living and nursing components of Forum Group RCs, and to Lewes, include quality of care, reputation, physician and nursing services available, and family preferences. Forum Group believes that its facilities are generally competitive based on these factors, except that its facilities are generally more expensive than competing facilities. The assisted living and nursing components of Forum Group RCs, and Lewes, are designed to supplement, not to compete with, services provided by general hospitals.

  Forum Group experiences intense competition in the search for nurses, technicians, aides and other high quality professional and nonprofessional employees.


INSURANCE

  Forum Group maintains professional liability, comprehensive general liability and other typical insurance coverage on all its facilities. Forum Group believes that its insurance is adequate in amount and coverage.


EMPLOYEES

  Forum Group employs approximately 4,000 persons, of whom approximately 80 are employed pursuant to collective bargaining agreements. Forum Group has not experienced any material labor disputes.


ITEM 2.  PROPERTIES.
- ------   ----------

  The physical properties owned, leased, managed and/or used by Forum Group are described in Item 1, "Business" of this report. See Note 7 to Consolidated
                                                 ---
Financial Statements (Predecessor Company) and Note 5 to Consolidated Balance Sheet (Successor Company) for additional information concerning mortgages and leases with respect to those properties.

ITEM 3.  LEGAL PROCEEDINGS.
- ------   -----------------

  FORUM/CLASSIC CLAIMS.  On April 29, 1993, Forum/Classic, Dalfort, Diamond
  --------------------
Investments, Ltd. and Morris Weiser (collectively, the "Forum/Classic Plaintiffs") filed suit in the Superior Court of Marion County, Indiana, against Forum Group, the persons who then comprised the Board (the "Director Defendants"), and Apollo, Apollo Advisors, Evergreen, Genpar, and Forum Holdings (collectively, the "Investor Defendants"). The Forum/Classic Plaintiffs alleged, among other things, that the Director Defendants breached their fiduciary duties by entering into the Acquisition Agreement (as originally in effect) and that the Investor Defendants knowingly participated in such alleged breaches of fiduciary duties. The Forum/Classic Plaintiffs further alleged that Forum Group breached an alleged contract to enter into certain transactions proposed by Forum/Classic and Dalfort and that the Investor Defendants induced such breach and interfered with an alleged business relationship between Forum/Classic and Dalfort and Forum Group. The Forum/Classic Plaintiffs sought on behalf of themselves and alleged other similarly situated shareholders, among other things, (i) the rescission of the Acquisition Agreement (as originally in effect) and certain related agreements and the issuance of the Series B Preferred Stock, (ii) an injunction prohibiting the consummation of the transactions contemplated by the Acquisition Agreement (as originally in effect) and certain related agreements, (iii) an order requiring Forum Group to consummate the transactions proposed by Forum Classic and Dalfort, (iv) attorneys' fees, (v) expenses, and (vi) punitive damages against the Director Defendants and the Investor Defendants. A hearing was held in the matter on May 19 and 20, 1993. The hearing was of a preliminary nature as to the Director Defendants and final as to all other defendants on all of the claims for injunctive relief. On June 4, 1993, the presiding court entered an order (the "Order") enjoining the defendants from taking any action to consummate the Non-Liquidity Transaction but otherwise permitting the defendants to proceed with the transactions contemplated by the Acquisition Agreement, provided that it was modified to provide for the Liquidity Transaction. The court also concluded that (i) the decision by the Forum Group's Board of Directors to enter into the February 1 Agreement in Principle was made in good faith after reasonable investigation, the February 1 Agreement in Principle is conclusively presumed to be valid, and Forum Group is bound thereby and (ii) no contract existed between Forum Group and Forum/Classic or Dalfort. On June 11, 1993, the Forum/Classic Plaintiffs filed a motion (the "Contempt Motion") to find Forum Group and the Investor Defendants in contempt of the Order. The Forum/Classic Plaintiffs alleged in the Contempt Motion, among other things, that, because the June 6 Agreement provided that the $3.62 per Common Share was subject to adjustment for dilution based on the issuance of Common Shares or for the payment of certain administrative claims, in each case under the Debtors' Modified Third Amended Plan, the consummation of the transactions contemplated by the April 18 Agreement, as modified by the June 6 Agreement, would violate the Order. Although the court denied the Contempt Motion, it amended the Order to make it clear that the Liquidity Transaction, in order to be consistent with the Order, must provide for the payment of $3.62 per Common Share without adjustment. A hearing date for final adjudication of the claims against the Directors has not been set. On June 4, 1993, the Forum/Classic Plaintiffs filed a pleading with the presiding court which is a preliminary step in an appeal.

  MELANIE MEREDITH CLAIMS.  On July 23, 1986, Melanie Meredith, her son and her
  -----------------------
parents instituted an action against Forum Group in connection with Ms. Meredith's pregnancy and the birth of her son. The action was filed in the Superior Court of Marion County, Indiana, and transferred to the Circuit Court of Johnson County, Indiana. Ms. Meredith was a resident of Riverview Manor Nursing Home during the period Forum Group owned that facility. Plaintiffs allege that Ms. Meredith's son was conceived in 1985 following a sexual assault by another resident of that facility. In the complaint, Ms. Meredith requested undifferentiated compensatory and punitive damages under various theories in an unspecified amount, her son requested compensatory damages in the amount of $500,000 and her parents requested compensatory damages in the sum of $200,000. Forum Group's principal general liability insurance carrier has asserted that punitive damages are not covered under its policy. The parents' claim was dismissed and not appealed. On July 25, 1991, the Indiana Supreme Court, reversing a decision of the Indiana Court of Appeals, ruled that Ms. Meredith's son's "wrongful life" claim was not cognizable under Indiana law and that Forum Group was therefore entitled to judgment thereon as a matter of law. The Indiana Supreme Court also remanded for trial Ms. Meredith's son's claim for negligent failure to detect his mother's pregnancy and enable prenatal care. Ms. Meredith and her son filed a joint claim against Forum Group in the Reorganization Proceedings in the amount of $20,000,000. On December 2, 1992 the Bankruptcy Court issued an order disallowing all claims for punitive damages. Further proceedings before the trial court are expected with respect to claims for compensatory damages.

  MADDOCK LITIGATION.  On May 7, 1992, Charles S. Maddock, a resident of
  ------------------
Stonegates, a condominium RC in Greenville, Delaware, instituted an action against Greenville Retirement Community, L.P. ("GRCLP"), the developer and managing agent of, and owner of the service units (i.e., nursing, kitchen and
                                                   ----
dining facilities) at, Stonegates, in the Court of Chancery of the State of Delaware in and for New Castle County ("State Court Action"). Forum Group is the sole general partner of, and the owner of a 50% beneficial interest in, GRCLP.

   Forum Group is also the operator and manager of Stonegates pursuant to an operation and management agreement with GRCLP under which, inter alia, GRCLP
                                                           ----- ----
delegated to Forum Group all of GRCLP's duties and responsibilities as managing agent of Stonegates. Mr. Maddock alleges that (i) GRCLP violated the condominium declaration and plan by using two condominium apartment units for a sales office, a dining room and a health care unit, by moving the door to the nursing facility, and by purportedly reserving other condominium apartment units for persons requiring assisted living care; (ii) GRCLP failed to pay its share of condominium common expenses; (iii) GRCLP violated its obligation to operate and maintain Stonegates according to the highest standards achievable consistent with its overall plan for Stonegates, and otherwise violated its management agreement with the condominium council; (iv) there is no justification for GRCLP's right to appoint three of the five members of the condominium council; and (v) GRCLP's option to repurchase condominium units, as well as the requirement that a condominium unit owner be a party to a residence agreement with GRCLP, are unreasonable restraints on alienation of property. By way of prayer for relief, Mr. Maddock seeks that (i) GRCLP be required to restore the two condominium apartment units to their former use, and to bear all costs of the initial change of use and the restoration; (ii) GRCLP be enjoined from reserving condominium apartment units for persons requiring assisted living care; (iii) GRCLP be required to account for and pay its share of condominium common expenses; (iv) the management agreement between the condominium council and GRCLP, and the operation and management agreement between GRCLP and Forum Group, be terminated; (v) GRCLP's right to appoint three of the five members of the condominium council be declared invalid; and (vi) GRCLP's option to repurchase condominium units, as well as the requirement that a condominium unit owner be a party to a residence agreement with GRCLP, be declared invalid. On August 21, 1992, Forum Group instituted an action (the "Bankruptcy Court Action") alleging that the relief requested in the State Court Action effectively asserts a claim against Forum Group, the assertion of which is barred under the terms of the Debtors' Modified Third Amended Plan, and requesting injunctive relief preventing the further prosecution of the State Court Action. On November 19, 1992, the Bankruptcy Court denied a motion by Mr. Maddock to dismiss the Bankruptcy Court Action, and on January 11, 1993, Mr. Maddock filed a motion with the Bankruptcy Court to modify the pending temporary restraining order by allowing him to amend his complaint in the Delaware State Court Action to remove "all mention of Forum from each count of the complaint". Hearing on the issuance of a preliminary injunction, and on Mr. Maddock's most recent motion, has been continued pending further discussions among the parties.


  CHAPTER 11 PROCEEDINGS.  Forum Group has objected to various claims filed
  ----------------------
against the Forum Debtors in the Reorganization Proceedings in addition to those specifically described above, and further proceedings on those claims have been and/or will be conducted before the Bankruptcy Court. As of March 31, 1993, approximately 441,000 Reserved Shares were reserved for possible issuance to holders of disputed general unsecured claims.

  MALPRACTICE AND NEGLIGENCE CLAIMS.  Forum Group has been named as a defendant
  ---------------------------------
in several professional malpractice and negligence actions, and may be subject to other claims arising from services provided to residents of its facilities. To the extent those claims arose before the Effective Date, they have received or will receive treatment under the Debtors' Modified Third Amended Plan. Forum Group maintains professional liability insurance, comprehensive general liability insurance and other typical insurance coverage on its facilities. Management believes that those actions are either adequately insured or reserved against, or, to the extent (if any) they are not insured or reserved against, will not materially adversely affect Forum Group's financial condition or operating results.

  ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
  ------   ---------------------------------------------------

  No matters were submitted during the fourth quarter of the fiscal year for which this report is filed to a vote of security holders.


                                    PART II
                                    -------

  ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
  ------   ----------------------------------------------------------------
MATTERS.
- -------

  (a)  Market Information.  The principal United States market in which Common
       ------------------
Shares are being traded is the over-the-counter market (symbol: FOURQ). Common Share price quotations can be found in The Wall Street Journal. At May 28,
                                       -----------------------
1993, eight securities firms maintained inventories of Common Shares and acted as market makers.

  The high and low bid prices for Preconfirmation Common Shares and Common Shares, as the case may be, for each full quarterly period within the two most recent fiscal years, as reported in the National Association of Securities Dealers, Inc. Automated Quotation System, were as follows:

                                       High       Low
                                      -------     ---
Preconfirmation Common Shares:


  Quarter ended June 30, 1991         $ 3/16   $ 3/32
  Quarter ended September 30, 1991      3/16     1/16
  Quarter ended December 31, 1991       3/32     1/32
  Quarter ended March 31, 1992          3/32     1/32


Common Shares:

  Quarter ended June 30, 1992         $1-3/4   $1-1/2
  Quarter ended September 30, 1992     1-1/2    1-3/8
  Quarter ended December 31, 1992      1-5/8    1-1/2
  Quarter ended March 31, 1993         2-7/8    2-1/2

  (b)  Holders.  The approximate number of record holders of Common Shares as of
       -------
June 11, 1993, was 3,400.

  (c)  Dividends.  No cash dividends were declared on Preconfirmation Common
       ---------
Shares or Common Shares during Forum Group's two most recent fiscal years. The New Term Loan Agreement prohibits Forum Group from paying any cash dividends on Common Shares.

  ITEM 6.  SELECTED FINANCIAL DATA.
  ------   -----------------------

  Selected financial data for Forum Group and its consolidated subsidiaries is set forth below. The statement of operations and balance sheet data for the fiscal year ended March 31, 1993 and the balance sheet data for the fiscal year ended March 31, 1992 reflect the implementation of fresh-start accounting in conjunction with Forum Group's Chapter 11 reorganization. The statement of operations data for all fiscal years ended prior to March 31, 1993 and the balance sheet data for all fiscal years ended prior to March 31, 1992 do not reflect the implementation of fresh-start accounting and, accordingly, are not comparable to the data referred to in the preceding sentence. All such financial data should be read in conjunction with the consolidated financial statements (including the notes thereto) included elsewhere in this report.

                                              YEAR ENDED MARCH 31,
                            --------------------------------------------------------
                              1993        1992         1991        1990       1989
                            ---------  -----------  -----------  ---------  --------
                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
 STATEMENT OF OPERATIONS
- --------------------------
Total revenues              $ 92,110  $  79,768    $  93,399    $ 108,835  $ 81,007

Loss from operations          (7,359)  (115,747)    (109,198)              (127,098)

Cumulative effect of
 change in accounting
 principle                       -0-        -0-          -0-          -0-     1,360

Extraordinary gain               -0-    116,195(1)       -0-          -0-       -0-

Net income (loss)             (7,359)       448     (109,198)     (10,322)  (25,738)


Per Common Share (2):
  Income (loss) before
    change in accounting
    principle and extra-
    ordinary gain              (0.98)     (3.56)       (3.35)       (0.32)    (0.83)

  Cumulative effect of
   change in accounting
   principle                     -0-        -0-          -0-          -0-      0.04

  Extraordinary gain             -0-       3.57          -0-          -0-       -0-

  Net income (loss)            (0.98)      0.01        (3.35)       (0.32)    (0.79)

Dividends declared per
  Common Share                   -0-        -0-          -0-        0.045      0.06

BALANCE SHEET:
- --------------------------
Total assets                 348,641    393,046      468,848      517,350   409,250

Long-term obligations        226,540    260,791      409,633(3)   333,388   236,777

Shareholders' equity          18,445     19,394          521      109,231   121,016

Book value per Common
  Share (b)                     2.46       1.94         0.02         3.36      3.72

- --------------------------

        (1) Reflects gain from the extinguishment of debt pursuant to the Reorganization Proceedings.

        (2) Per share data for the fiscal year ended March 31, 1993 is based on 7,493,000 Common Shares issued and outstanding. Per share data for the fiscal year ended March 31, 1992, is based on 10,000,000 Common Shares issuable and outstanding. Per share data for the fiscal years ended March 31, 1991, 1990 and 1989 is based on 32,548,108 Preconfirmation Common Shares.

        (3) Includes liabilities subject to settlement in the Reorganization Proceedings as of March 31, 1991.

  ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  ------   ---------------------------------------------------------------
RESULTS OF OPERATIONS.
- ---------------------

SUCCESSOR COMPANY
- -----------------

  All consolidated financial statements for any period subsequent to March 31, 1992, are referred to herein as "Successor Company" as they reflect periods subsequent to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods prior to the implementation of fresh-start reporting. The following discussion should be read in conjunction with the consolidated financial statements (including the notes thereto) included elsewhere in this report.

  During fiscal year 1993, Forum Group concentrated its efforts in implementation of a new operating plan, the objectives of which are to focus Forum Group on RC operations and to reduce overhead and operating expenses. The new operating plan entails, among other things, a significant organizational restructuring, including a reduction in force. Costs and expenses for the fiscal year ended March 31, 1993, included $767,000 ($0.10 per Common Share) of non-recurring severance cost associated with a reduction in the number of employees at the home office. The net loss for the year ended March 31, 1993 was $7,359,000 ($0.98 per Common Share).

  Forum Group emerged from Chapter 11 proceedings at the beginning of fiscal year 1993 with a debt structure that required substantial principal payments that could not be supported solely by anticipated cash from operations, but required the liquidation of assets and/or refinancing of indebtedness. By the end of the calendar year 1992, it became apparent that Forum Group could not meet such amortization requirements and, accordingly, Forum Group began to pursue, among other possible transactions, a possible debt refinancing or recapitalization.

RESULTS OF OPERATIONS

  Fiscal year 1993 was Forum Group's first year of operations subsequent to its reorganization under Chapter 11 of the Bankruptcy Code. Consequently, Forum Group's results of operations for fiscal year 1993 are not comparable to Forum Group's results of operations for fiscal year 1992.

  NET OPERATING REVENUES.  Consolidated net operating revenues for fiscal year
  ----------------------
1993 were $90,963,000 (of which $27,294,000 was attributable to consolidated joint ventures in which Forum Group is a participant). Consolidated net operating revenues increased $6,307,000 (7.5%) compared to fiscal year 1992, primarily as a result of improved occupancy. Combined occupancy, excluding Forum/Rancho San Antonio, at March 31, 1993 was 89%, compared to 76% at March 31, 1992.

  OTHER INCOME.  Other income for fiscal year 1993 was $1,147,000, compared to
  ------------
other expense in fiscal year 1992 of $5,267,000. Other income and other expense included Forum Group's share of the net losses of affiliated partnerships which were $139,000 and $5,714,000 in 1993 and 1992, respectively. The decreases in these losses were primarily due to increased occupancy and reduced expenses at the RCs owned by these partnerships.

  OPERATING GENERAL AND ADMINISTRATIVE EXPENSES.  Operating expenses, including
  ---------------------------------------------
depreciation and amortization, for fiscal year 1993 were $79,356,000 (of which $24,587,000 was attributable to consolidated joint ventures in which Forum Group is a participant). This amount, which includes $8,939,000 of depreciation and amortization (of which $4,979,000 was attributable to consolidated joint ventures in which Forum Group is a participant), represents a decrease of $7,944,000 (9.1%) as compared to fiscal year 1992, primarily as a result of ongoing cost control efforts, as offset by normal inflationary increases and increases attributable to increased occupancy.

  General and administrative expenses for fiscal year 1993 were $5,411,000, (of which $128,000 was attributable to consolidated joint ventures in which Forum Group was a participant). This amount represents a decrease of $1,565,000 (22.4%) as compared to fiscal 1992, primarily as a result of planned reductions in overhead operating expenses. These expenses included $767,000 of non-recurring severance cost associated with a reduction in the number of employees at the home office.

INTEREST EXPENSE

  Interest expense for fiscal year 1993 was $18,046,000. Based on interest rates currently in effect and certain other assumptions, Forum Group estimates that interest expense for fiscal year 1993 would have been approximately $18,499,000 had the Recapitalization described below been consummated at the beginning of fiscal year 1993.

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES.  Forum Group's principal sources of funds are
  -------------------------------
cash generated from operating activities and asset sales. Forum Group's liquidity requirements relate primarily to the funding of working capital needs, and principal and interest payments on indebtedness (and, for fiscal year 1994, will include substantial expenses associated with the Recapitalization and the Liquidity Transaction). At March 31, 1993, Forum Group had cash and cash equivalents of $5,723,000, accounts receivable of $2,925,000 and notes investments and other receivables of $3,225,000. Following the consummation of the Recapitalization on June 14, 1993, but prior to the payment of associated expenses, Forum Group had cash and cash equivalents of approximately $14,000,000.

  Forum Group believes that, after giving effect to the Recapitalization, (i) cash from operations, (ii) cash and cash equivalents, (iii) accounts receivable, and (iv) notes, investments and other receivables (collectively, "Current Items"), will provide adequate liquidity to meet its foreseeable working capital requirements.

  At the beginning of fiscal year 1993, Forum Group had one lifecare RC, namely Forum/Rancho San Antonio, located in Cupertino, California, under construction. The first phase of the independent living component of Forum/Rancho San Antonio opened during September, 1991. During August, 1992, the health center opened, and the entire community comprising 319 independent living units, 34 assisted living suites, 48 nursing beds and various common areas, is now available for occupancy. However, the second phase of the independent living component, comprising 110 of the 319 independent living units, has not yet received certain approvals required by state law in order to furnish continuing care. By law, sales of memberships relating to units in the second phase of the independent living component of Forum/Rancho San Antonio cannot be consummated until contracts covering at least 60% of the available units therein have been entered into. At March 31, 1993, contracts covering approximately 55% of such units had been entered into and, in connection therewith, refundable deposits in amounts equal to 20% of the sales price of each related membership unit were collected and placed in escrow pending the closing of the sale thereof. Although Forum Group believes that contracts covering an incremental number of units sufficient to satisfy the aforementioned 60% threshold will be entered into in the near future, there can be no assurance with respect thereto. At the present time residents of the second phase occupy their living units under rental agreements. At March 31, 1993, combined occupancy was 56%. Forum/Rancho San Antonio is owned by a cooperative, the members of which are certain residents of Forum/Rancho San Antonio's independent living units and Forum Lifecare, Inc., as owner of memberships associated with certain independent living units. Permanent financing of Forum/Rancho San Antonio is provided by the sale of memberships in the cooperative. Construction financing in the amount of $79,750,000 had been arranged for Forum/Rancho San Antonio through Bank of America National Trust and Savings Association (which holds a trust mortgage on the property), with additional funds provided through Unibank A/S (which holds a second mortgage on the property) and, at March 31, 1993, the outstanding balance of construction financing was $26,443,000, which is due on July 1, 1993, but is expected to be extended to January,

1994. While it is anticipated that such construction financing will be refinanced, there can be no assurance as to whether, on the terms upon which, any such refinancing may ultimately be effected.

  On April 2, 1992, Forum Group completed the sale of two rental RCs, The Broadway Plaza at Cityview ("Broadway Plaza"), in Fort Worth, Texas, and The Forum at Westlake Hills ("Forum/Westlake Hills"), in Austin, Texas, to an assign of American Retirement Corporation. The net proceeds of the transaction, in the amount of $36,723,000, were used by Forum Group to pay down its secured bank debt by $11,533,000, pay accrued interest thereon of $13,050,000 and pay accrued real estate taxes of $1,526,000. Remaining net proceeds of the transaction were used to establish (i) a cash collateral account of $9,197,000 to be used for working capital purposes, including a disbursement subaccount of $3,000,000 to be used only to make advances to Forum Lifecare, Inc., a subsidiary of Forum Group, to (y) pay occupancy fees and rent under occupancy and lease agreements for independent living units at Forum/Rancho San Antonio, and (z) make working capital loans to Rancho San Antonio Retirement Housing Corporation, and (ii) a letter of credit account of $1,417,000 to secure amounts payable pursuant to a letter of credit guaranty. Those two RCs generated $2,554,000 of operating income during fiscal year 1992.

  RECAPITALIZATION.  As described in item 1, "Business", Forum Group was
  ----------------
substantially recapitalized pursuant to the transactions contemplated by the Acquisition Agreement (the "Recapitalization"). The principal components of the Recapitalization included (i) the issuance and sale by Forum Group on February 1, 1993 of 25,000 shares of preferred stock (which ultimately were exchanged for 2,500,000 newly issued Common Shares on June 14, 1993) for an aggregate purchase price of $5,000,000, (ii) the issuance and sale by Forum Group on June 14, 1993 of 7,098,200 Common Shares (together with warrants exercisable to purchase at a nominal price an aggregate of 1.1555 Common Shares for each Reserved Share issued on or after the Closing Date) for an aggregate purchase price of $20,000,000, (iii) the borrowing by Forum Group on June 14, 1993 of $50,000,000 pursuant to the New Term Loan Agreement, (iv) the issuance and sale by Forum Group on June 14, 1993 of $40,000,000 aggregate principal amount of New Senior Subordinated Notes, and (v) the prepayment by Forum Group on June 14, 1993 of all amounts outstanding under the Senior Secured Term Loan Agreement.

  The New Term Loan requires that interest be paid quarterly at either the prime rate plus 2% or the Eurodollar rate plus 3.5%, and requires quarterly principal payments of $1,000,000 on December 31, 1993, and March 31, 1994; $1,500,000
through March, 1995; $2,250,000 through March 31, 1996; and $2,750,000 thereafter to maturity on March 31, 1999. The New Senior Subordinated Notes require that interest be paid semi-annually at 12.5% to maturity in 2003 (at which time the entire principal amount becomes due).

  Scheduled principal payments (including scheduled principal payments under the New Term Loan Agreement and The Forum/Rancho San Antonio construction financing described above) on the Forum Group's consolidated indebtedness are due in fiscal years 1994, 1995 and 1996 in the respective aggregate amounts of $31,017,000, $35,017,000 and $38,017,000. Forum Group believes that it will have sufficient liquidity and capital resources (including proceeds from possible asset sales) to make such scheduled principal payments or to refinance the underlying indebtedness at or prior to the due dates therefor. There can be no assurance, however, as to whether, or the terms upon which, any such asset sales or refinancing will be affected.

  Forum Group will continue to monitor conditions in the capital markets and, if appropriate in light of then-current market conditions, Forum Group's then existing capital structure and requirements and other factors determined to be relevant, may seek to refinance all or a portion of its or its subsidiaries' or affiliates' existing indebtedness. In addition, Forum Group may seek to raise equity capital to fund ongoing capital requirements, possible acquisitions of businesses and assets or for other corporate purposes. There can be no assurance that any such transactions will be completed or, if so, as to the timing or terms thereof.

  TAXES.  As of March 31, 1993, Forum Group had net operating loss (NOL)
  -----
carryforwards of approximately $150,000,000, before the application of certain loss carryforward limitations. Tax laws limit the carryforwards of NOLs as a result of Forum Group's Chapter 11 reorganization and the second change in ownership resulting from the completion of the Recapitalization. As a result of these limitations, there may be significant reductions in, or possible elimination of, the amount of available NOLs which may be utilized. Management is currently determining the impact of certain elections and alternatives which may be available related to the use of these NOL carryforwards. The NOLs will expire, if not utilized, in varying amounts through fiscal year 2008.

  IMPACT OF INFLATION AND CHANGING PRICES.  Forum Group does not consider the
  ---------------------------------------
effects of inflation to be material to the overall operating results of its business.


PREDECESSOR COMPANY
- -------------------

  All consolidated financial statements for any period prior to March 31, 1992, are referred to herein as "Predecessor Company" as they reflect the periods prior to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods after the implementation of fresh-start reporting. The following discussion should be read in conjunction with the consolidated financial statements (including the notes thereto) included elsewhere in this report.

  Fiscal year 1992 was a period of operational and financial change, culminating in the reorganization of Forum Group under Chapter 11 of the Bankruptcy Code. Occupancy of and net operating income from the RCs owned and leased by Forum Group and its affiliated partnerships continued to improve, and the first phase of the independent living component of Forum/Rancho San Antonio was opened while the balance of the project remained under construction.

  Forum Group had net income of $448,000 for fiscal year 1992, compared to net losses of $109,198,000 for fiscal year 1991. Fiscal year 1992 net income included the effect of a $116,195,000 extraordinary gain from the extinguishment of debt. Net income per Preconfirmation Common Share for fiscal year 1992 was $0.01, including $3.57 from the extraordinary gain, compared to a net loss per Preconfirmation Common Share for fiscal year 1991 of $3.35.

  In accordance with Statement of Position 90-7 of the American Institute of Certified Public Accountants, Forum Group applied fresh-start reporting to its consolidated balance sheet as of March 31, 1992. Forum Group's consolidated statements of operations for the year ended March 31, 1992, include the adjustments related to the implementation of fresh-start reporting. Those adjustments resulted in a net, one-time charge to income of $62,261,000 ($1.91 per Preconfirmation Common Share). Net income for fiscal year 1992 also included a charge of $9,013,000 ($0.28 per Preconfirmation Common Share) related to the Reorganization Proceedings and a $12,771,000 ($0.39 per Preconfirmation Common Share) reduction in the carrying value of certain RCs sold by Forum Group as of the Effective Date.

  NET OPERATING REVENUES.  Consolidated net operating revenues for fiscal year
  ----------------------
1992 were $322,000 (of which $3,454,000 was attributable to consolidated joint ventures in which Forum Group is a participant), (0.3%) lower than consolidated net operating revenues for fiscal year 1991. The discontinuation of operation of eight nonretirement facilities during fiscal year 1991 reduced net operating revenues by approximately $5,261,000 (6% of consolidated net operating revenues for fiscal year 1991). An additional $16,631,000 (20% of consolidated net operating revenues for fiscal year 1991) reduction was due to expiration of Forum Group's lease (the "I-A Lease") of four RCs from Forum Health Partners I-A, L.P., an affiliated operating partnership of the Partnership, during fiscal year 1991 and rejection of the Lincoln Heights Lease. However, those reductions were partially offset by an approximately

$20,120,000 (24% of consolidated net operating revenues for fiscal year 1991) revenue increase from increased occupancy of newly-developed rental RCs.

  FACILITY SALES AND OTHER INCOME.  Facility sales and other income decreased by
  --------------------------------
$13,309,000 in fiscal year 1992. Of that decrease, $5,047,000 was the result of an increase in the amount of recognized losses representing Forum Group's share of the losses of the Partnership, an affiliated unconsolidated partnership. The balance of the decrease resulted from the lack of significant asset sale activity during fiscal year 1992.

  OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES.  Operating expenses, including
  ----------------------------------------------
depreciation and amortization for fiscal year 1992 were $87,300,000 (of which $19,482,000 was attributable to consolidated joint ventures in which Forum Group is a participant), representing a $16,557,000 (16%) decrease from the previous fiscal year. This decrease was due principally to (i) expiration of the I-A Lease and rejection of the Lincoln Heights Lease ($19,924,000), and (ii) discontinuation of operation of eight nonretirement facilities ($4,886,000). Those decreases were partially offset by increased operating expenses ($8,122,000) at existing RCs as occupancy increased.

  General and administrative expenses for fiscal year 1992 were $6,976,000 (of which $144,000 was attributable to consolidated joint ventures in which Forum Group is a participant), representing a $2,048,000 (23%) decrease from fiscal year 1991, due to (i) planned reductions in corporate overhead, and (ii) a $1,000,000 decrease in the provision for supplemental retirement benefits payable to corporate officers.

  INVESTMENT INCOME AND GAIN (LOSS) ON INVESTMENTS.  Investment income,
  ------------------------------------------------
including dividends and interest, and gain (loss) on investments increased by $10,091,000 in fiscal year 1992, compared to investment income and gain (loss) on investments for the prior fiscal year. The principal reason for this fluctuation was a nonrecurring $10,400,000 write-down of Forum Group's investment in National Enterprises, Inc. ("National"), in fiscal year 1991.

  LOSS ON DISCONTINUED PROJECTS.  During fiscal year 1992, no loss on
  -----------------------------
discontinued projects was recorded. The loss on discontinued projects in fiscal year 1991 resulted from the write-down or write-off of development costs associated with discontinued projects wherein projects with associated costs of $15,977,000 were determined to be financially or otherwise infeasible. Land acquired for those projects was written down to its net realizable value and reclassified on the balance sheets to land held for resale.

  INTEREST EXPENSE.  Net interest expense decreased by $12,799,000 in fiscal
  ----------------
year 1992, compared to net interest expense for fiscal year 1991. The decrease was principally attributable to a $13,322,000 incurred interest cost decrease and a $523,000 decrease in the amount of interest capitalized to project costs. The decrease in incurred interest cost was principally attributable to a $10,281,000 increase in contractual interest not accrued on certain subordinated notes and debentures in anticipation that the plan of reorganization would not provide for its funding. The balance of the decrease was due to favorable interest rate changes.

  RESTRUCTURING AND REORGANIZATION COSTS.  During fiscal year 1992, various
  --------------------------------------
items related to the reorganization of Forum Group and the implementation of fresh-start reporting have been recorded. Those represent nonrecurring adjustments recorded to reflect properly the total anticipated costs attributable to the Reorganization Proceedings, in the amount of $9,013,000.

  EFFECT OF FRESH-START REPORTING.  The effect of fresh-start reporting, a
  -------------------------------
nonrecurring charge to income of $62,261,000 in fiscal year 1992, represented valuation adjustments based on estimated values of consolidated assets and liabilities.

  REDUCTION IN CARRYING VALUE OF PROPERTY.  During fiscal year 1992, Forum Group
  ---------------------------------------
accepted an offer from ARC to purchase two rental RCs for $37,000,000. A reduction in the carrying value of those RCs, in the amount of $12,771,000, was recorded to recognize the impairment of value represented by the impending transaction. The transaction was completed during fiscal year 1993.

  ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
  ------   --------------------------------------------

  The following consolidated financial statements and supplementary financial information are filed under this Item:



                                                           Page(s)
                                                           -------

  Independent Auditors' Report (Successor Company).......      38
  Consolidated Balance Sheets (Successor Company)
    - March 31, 1993 and 1992............................      39
  Consolidated Statement of Operations
    (Successor Company) - Year ended March 31, 1993......      40
  Consolidated Statement of Shareholders' Equity
    (Successor Company) - Year ended March 31, 1993......      41
  Consolidated Statement of Cash Flows
    (Successor Company) - Year ended March 31, 1993......      42
  Notes to Consolidated Financial Statements
    (Successor Company).................................. 43 - 53
  Independent Auditors' Report
    (Predecessor Company)................................      54
  Consolidated Statements of Operations
    (Predecessor Company) - Years ended
     March 31, 1992 and 1991.............................      55
  Consolidated Statements of Shareholders' Equity
    (Predecessor Company) - Years ended
     March 31, 1992 and 1991.............................      56
  Consolidated Statements of Cash Flows
    (Predecessor Company) - Years ended
     March 31, 1992 and 1991.............................      57
  Notes to Consolidated Financial Statements
    (Predecessor Company)................................ 58 - 69
  Quarterly Financial Data...............................      70

(LOGO OF KPMG PEAT MARWICK APPEARS HERE)



Independent Auditors' Report
- ----------------------------

The Board of Directors and Shareholders
Forum Group, Inc. (Successor Company):

We have audited the accompanying consolidated balance sheets of Forum Group, Inc. and subsidiaries (Successor Company) as of March 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended March 31, 1993. These consolidated financial statements are the responsibility of Forum Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forum Group, Inc. and subsidiaries (Successor Company) as of March 31, 1993 and 1992 and the results of their operations and their cash flows for the year ended March 31, 1993 in conformity with generally accepted accounting principles.

As discussed in note 1, Forum Group's reorganization plan was confirmed by the U.S. Bankruptcy Court effective April 2, 1992 (March 31, 1992 for financial reporting purposes). In accordance with Statement of Position No. 90-7 of the American Institute of Certified Public Accountants, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," Forum Group accounted for the reorganization using fresh-start reporting. Accordingly, all consolidated financial statements as of March 31, 1992 and for any period subsequent to that date are referred to as "Successor Company" as they reflect the periods subsequent to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods prior to the implementation of fresh-start reporting.

     /s/ KPMG Peat Marwick

May 14, 1993, except as to the fifth through seventh paragraphs of note 1, which are as of June 14, 1993

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                           Consolidated Balance Sheets
                            March 31, 1993 and 1992
                                 (in thousands)

                         Assets                               1993      1992
                         ------                               ----      ----

Property and equipment:
  Land and improvements                                     $ 43,042    43,084
  Buildings and leasehold improvements                       262,042   249,548
  Furniture and equipment                                     14,246    11,641
                                                            --------   -------
                                                             319,330   304,273
  Less accumulated depreciation                                8,793        -
                                                            --------   -------
                                                             310,537   304,273
  Properties under sales commitment                               -     36,723
  Project under construction                                      -      8,537
                                                            --------   -------
      NET PROPERTY AND EQUIPMENT                             310,537   349,533
                                                            ========   =======

Investments:
  Forum Retirement Partners, L.P.                              3,795     4,230
  Greenville Retirement Community, L.P.                        3,763     4,047
  National Enterprises, Inc.                                      -        600
                                                            --------   -------
                                                               7,558     8,877
                                                            --------   -------

Cash and cash equivalents                                      5,723     7,542
Accounts receivable, less allowance for doubtful
  accounts of $219 and $109                                    2,925     1,464
Notes, investments and other receivables                       3,225     3,138
Land held for resale                                           1,638     3,534
Restricted cash                                               12,803    15,600
Deferred costs and other assets                                4,232     3,358
                                                            --------   -------
                                                            $348,641   393,046
                                                            --------   -------
          Liabilities and Shareholders' Equity
          ------------------------------------
Liabilities:
  Long-term debt, including $54,206 due within one year      226,540   260,791
  Trade accounts payable                                       2,064     3,173
  Construction costs payable                                      -      6,287
  Accrued interest                                               866    13,838
  Other accrued expenses                                      18,346    24,400
  Resident deposits and refundable resident fees              20,178    19,407
  Deferred income                                              4,585     2,520
      TOTAL LIABILITIES                                     --------   -------
                                                             272,579   330,416

Cooperative memberships                                       55,910    40,702
Other partners' equity                                         1,707     2,534

Shareholders' equity:
  Preferred stock - Series B, no par value - authorized
   2,000 shares, issued 25 shares                              4,870        -
  Common stock, no par value - authorized 48,000 shares,
   issued 7,493 shares                                        20,934    19,394
  Accumulated deficit                                         (7,359)       -
                                                            --------   -------
                                                              18,445    19,394
                                                            --------   -------
                                                            $348,641   393,046
                                                            --------   -------

See notes to consolidated financial statements.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                      Consolidated Statement of Operations

                           Year ended March 31, 1993

                     (in thousands except per share amount)



Revenues:
 Net operating revenues                                          $ 90,963
 Other income                                                       1,147
                                                                  -------
   Total revenues                                                  92,110
                                                                  -------



Costs and expenses:
 Operating expenses                                                70,417
 General and administrative expenses                                5,411
 Depreciation and amortization                                      8,939
                                                                  -------
   Total costs and expenses                                        84,767
                                                                  -------

                                                                   7,343

Investment income                                                  1,192
Interest expense                                                 (18,046)


 Loss before other partners' interest                             (9,511)



Other partners' and cooperative members' interest in losses of
 consolidated companies                                            2,152
                                                                   ------


  Net loss                                                      $ (7,359)
                                                                   -----


Loss per common share                                           $  (0.98)



Average number of common shares outstanding                         7,493
                                                                    ------


See notes to consolidated financial statements.

                      FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                Consolidated Statement of Shareholders' Equity

                           Year ended March 31, 1993

                                (in thousands)

                                            Preferred Stock         Common Stock

                                        Number of                Number of            Accumulated
                                         Shares      Amount       Shares     Amount     Deficit
                                         ------      ------       ------     ------     -------
Balances at April 1, 1992                    --       $ --        10,000     $19,394        --

   Net loss                                  --         --           --          --      (7,359)

   Adjustments to estimated amounts          --         --           --        1,540        --
   recorded upon reorganization

   Reduction on issuable shares              --         --         2,507         --         --
   from the resolution of disputed
   general unsecured claims

   Issuance of preferred stock, net          25       4,870          --          --         --
                                            ---       ------       -----      ------     ------

Balances at March 31, 1993                   25      $4,870        7,493     $20,934     (7,359)
                                            ===      ======       ======     =======      =====

See notes to consolidated financial statements.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                      Consolidated Statement of Cash Flows

                           Year ended March 31, 1993

                                 (in thousands)

Cash flows from operating activities:
     Net loss                                                           $(7,359)
     Adjustments to reconcile net loss to cash used by
     operating activities:
          Depreciation and amortization                                   9,186
          Other partners' and cooperative members' interest
          in losses of consolidated companies                            (2,152)
          Net losses of Forum Retirement Partners, L.P. and Greenville
          Retirement Community, L.P.                                        256
          Accrued revenues and expenses, net                             (2,494)
                                                                          -----
              Net cash used by operating activities                      (2,563)
                                                                          -----

Cash flows from investing activities:
     Proceeds from facility sales, net                                   36,723
     Additions to property and equipment                                (12,853)
     Proceeds from disposals of property and equipment                       46
     Proceeds from disposals of land held for resale                        396
     Distributions from Greenville Retirement Community, L.P.               463
     Notes, investments and other receivables                             1,413
                                                                         ------
          Net cash provided by investing activities                      26,188
                                                                         ------

Cash flows from financing activities:
     Proceeds from long-term debt, notes and debentures                  14,327
     Payments on long-term debt, notes and debentures                   (36,394)
     Payments of Predecessor Company liabilities                        (28,395)
     Proceeds from issuance of preferred stock, net                       4,870
     Proceeds from cooperative memberships                               16,845
     Deferred financing and other costs                                    (265)
     Resident deposits                                                      771
     Restricted cash                                                      2,797
                                                                         ------
          Net cash used by financing activities                         (25,444)
                                                                         ------

Net decrease in cash and cash equivalents                                (1,819)

Cash and cash equivalents at beginning of year                            7,542
                                                                         ------

Cash and cash equivalents at end of year                                $ 5,723
                                                                         ======

See notes to consolidated financial statements.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements

                            March 31, 1993 and 1992


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

Basis of Presentation
- ---------------------

On April 2, 1992, the reorganization plan of Forum Group, Inc. ("Forum Group") and eleven of its subsidiaries was confirmed by the U.S. Bankruptcy Court. The confirmed plan provides for secured and certain other creditors to receive current and/or deferred cash payments equal to their allowed claims and for general unsecured and subordinated creditors to receive approximately 95% of the shares of common stock of the reorganized company. The plan was effective for financial reporting purposes as of March 31, 1992. In accordance with Statement of Position No. 90-7 ("SOP 90-7") of the American Institute of Certified Public Accountants, Forum Group accounted for the reorganization using fresh-start reporting (see note 2). Accordingly, all consolidated financial statements as of March 31, 1992, and for any period subsequent to that date, are referred to as "Successor Company" as they reflect the periods subsequent to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods prior to the implementation of fresh-start reporting.

Forum Group operates in the senior housing industry, with particular emphasis on the operation of full-service retirement communities ("RCs"). Forum Group also operates one nursing home. The consolidated financial statements include the accounts of Forum Group and its subsidiaries and partnerships over which it exercises significant control. All significant intercompany accounts and transactions have been eliminated in consolidation.

The debt repayment provisions of the reorganization plan were designed on the basis of Forum Group's projected cash flows from operating properties, sales of cooperative memberships of its lifecare communities, and the sale or refinancing of certain of its RCs. As discussed in note 4, two RCs were sold on April 2, 1992, and the proceeds were used to reduce the senior secured term notes, pay accrued interest and establish funds for working capital. Other projected cash flows from sales and refinancings contemplated in the reorganization plan have not yet been achieved, and Forum Group has reached an agreement with a group of investors which provides for an equity investment and a restructuring of long-term debt. Forum Group believes that current projections of cash flows from operations and sales of cooperative memberships will be adequate to meet its restructured obligations. Although the carrying value of its properties has been reduced to current estimated realizable values, the accompanying consolidated balance sheets do not include additional adjustments that may be necessary in the future if Forum Group's plans are not implemented as projected.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



Refinancing Agreements
- ----------------------

On February 1, 1993, Forum Group entered into agreements with several investors (the "Investors") which provided for the issuance of 25,000 new shares of convertible preferred stock for $5,000,000 (the net proceeds of which were used to pay amounts due and payable under the senior secured term notes) and contemplated additional transactions whereby the Investors would acquire a substantial percentage of Forum Group's common stock.

On April 29, 1993, litigation was commenced against Forum Group, its directors and the Investors alleging, among other things, that Forum Group breached an alleged contract with two of the plaintiffs and seeking, among other things, that the transactions contemplated under the agreements with the Investors be rescinded. On June 4, 1993, the presiding court ruled that no contract existed among the plaintiffs and Forum Group but that Forum Group and the Investors were prohibited from consummating a transaction which did not provide for a "liquidity option" whereby Forum Group's shareholders would be given the option either to retain their equity interest or sell their shares for $3.62 per share. The presiding court did not enter final judgment with respect to the claims against the directors, which may be set for final hearing at a future date. On June 6, 1993, and June 14, 1993, Forum Group and the Investors modified their agreement to provide for the liquidity option.

On June 14, 1993, Forum Group consummated a transaction with the Investors. Significant features of the transaction include:

.The 25,000 shares of preferred stock were converted into 2,500,000 shares of common stock.

.The Investors acquired 7,098,200 newly-issued common shares and certain warrants for the acquisition of additional common shares for an aggregate purchase price of $20 million. The warrants entitle the Investors to acquire
1.1555 shares of common stock for each share of common stock issued in settlement of disputed general unsecured claims (see note 2).

.The former senior secured term notes (see note 5) were retired with the proceeds of a new senior credit facility of $50 million, new senior subordinated notes of $40 million and other funds. The new senior credit facility requires that interest be paid quarterly at either the prime rate plus 2% or the Eurodollar rate plus 3.5%, and requires amortization payments as follows: quarterly principal payments of $1,000,000 on December 31, 1993 and March 31, 1994; thereafter quarterly principal payments of $1,500,000 through March 1995; $2,250,000 through March 1996; and $2,750,000 thereafter to maturity on March 31, 1999. The senior subordinated notes require interest semi-annually at 12.5% to maturity in 2003.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



. The Investors and Forum Group will provide a liquidity option whereby shareholders will be given the option either to retain their equity interest or to receive, in cash, $3.62 per share. The Investors will provide the funds necessary to acquire any shares tendered through the liquidity option.

Following this transaction, the Investors own 64% of the outstanding common stock of Forum Group (excluding any common shares acquired as part of the liquidity option).

Revenues
- --------

Routine service revenues, generated by monthly charges for independent living units and daily or monthly charges for assisted living suites and nursing beds, are recognized based on the terms of the residency and admission agreements. Ancillary service revenues, generated on a fee for service basis for supplementary items requested by residents, are recognized as the services are provided.

Net operating revenues include amounts estimated by management to be reimbursable by Medicaid, Medicare and other cost-based programs. Cost-based reimbursements are subject to examination by agencies administering the programs, and provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, operations are charged or credited when the adjustments become known. Advance payments received for services are deferred until the related services have been provided.

Facility sales are recognized at closing, less provisions for estimated future costs to be incurred. Gains on the sale of facilities that are contingent upon future results are deferred until those results are achieved.

Property and Equipment
- ----------------------

Property and equipment are carried at management's estimate of their value as of March 31, 1992, with subsequent additions recorded at cost. If management believes the value of certain property is not recoverable, the carrying value is reduced to the estimated recoverable value. Capital leases are recorded at the lower of the fair market value of the assets leased or the present value of the minimum lease payments at inception. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets.

Memberships in certain RCs owned by cooperative housing corporations controlled by Forum Group are sold to the residents of the RCs. The proceeds from the cooperative memberships are deferred until Forum Group no longer controls the corporation at which time a sale of the property will be recognized.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



Investments
- -----------

Investments in limited partnerships are carried at Forum Group's percentage interest in the estimated net value of the RCs owned by the partnership as of March 31, 1992, plus Forum Group's share of income or loss, less distributions. Any difference between Forum Group's carrying value of limited partnership investments and its percentage interest in the partnerships' underlying book value is amortized over the remaining life of the partnerships' properties.

Cash Equivalents
- ----------------

Cash equivalents represent commercial paper and other income-producing securities which have an original maturity of less than three months and are readily convertible to cash, and are stated at cost which approximates market.

Restricted Cash
- ---------------

At March 31, 1993 and 1992, restricted cash includes $5,681,000 and $4,028,000, respectively, deposited by present and prospective residents of lifecare RCs; $3,251,000 and $3,209,000, respectively, of resident security deposits; and $3,871,000 and $8,363,300, respectively, funded under long-term debt and restricted to specific purposes.

Deferred Costs
- --------------

Fees and other costs incurred to obtain long-term financing are amortized over the term of the related debt on a straight-line basis. Costs incurred in the initial occupancy of RCs are amortized on the straight-line method over the shorter of the life expectancy of the initial residents or the term of the initial residency agreement, generally one year. Deferred costs at March 31, 1993 also include costs related to the potential refinancing agreement of $1,000,000.

Deferred Income
- ---------------

Deferred income represents resident advanced fees under lifecare residency agreements which are recognized as income over the estimated useful lives of the RCs.

Shareholders' Equity
- --------------------

Forum Group has 1,000,000 authorized Series A nonvoting preferred shares and 1,000,000 authorized Series B voting preferred shares (of which 25,000 shares have been issued in connection with the refinancing agreement), all without par value.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



     Retirement Agreements
     ---------------------

     Forum Group has retirement agreements with certain current and former officers under which each officer, upon retirement and fifteen years of service, is to be paid 50% of average annual compensation, as defined, for a period of fifteen years. Upon disability or death prior to retirement, benefits are to be paid for a period of ten years based on compensation as calculated for retirement benefits. Certain former officers of Forum Group are to receive monthly payments of $8,600 through April, 1994.

     Federal Income Taxes
     --------------------

     Forum Group has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" under which income tax expense is the amount of income taxes expected to be payable for the current year, plus or minus the change in deferred income tax liabilities or assets established for expected future income tax consequences resulting from differences between the book and tax bases of assets and liabilities.

     Loss Per Share
     --------------

     Loss per share is based on the weighted average number of common shares issued and outstanding. Had the common shares reserved for the settlement of disputed general unsecured claims (see note 2) been issued at the beginning of fiscal 1993, the net loss for the year ended March 31, 1993 would have been $.93 per share.

(2)  Fresh-start Reporting
     ---------------------

     In accordance with SOP 90-7, Forum Group accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities were adjusted to reflect their reorganization value, which approximated estimated fair value as of March 31, 1992. Based on management's estimates of the fair value of Forum Group's consolidated assets, a reorganization value of $393,046,000 was established. The factors considered in determining the estimated fair value of assets are as follows:

     . Property and equipment were valued using an income approach which converted the estimated operating cash flow during a six-year period and the estimated value at the end of six years into a value estimate. The estimated cash flow for each RC was based on management's 1993 operating budgets, annual revenue and expense increases ranging from 3.5% to 4.75%, management fees of 3% and annual capital expenditures of $100,000 per facility. Discount rates ranging from 10% to 15.5% were used to compute the value of the estimated cash flows, and capitalization rates ranging from 12.5% to 14.5% were used to compute the estimated value at the end of the period. Two RC's were valued at $36,723,000, the net proceeds from the April 2, 1992, sale.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



. Investments in Forum Retirement Partners, L.P. (the "Partnership"), and Greenville Retirement Community, L.P. ("Greenville") (see note 3), were valued on the basis of Forum Group's percentage interest in the estimated net value of the RCs owned by those partnerships using similar valuation techniques and assumptions. The investment in National Enterprises, Inc. ("National") was valued at $600,000 based on management's estimate of the net realizable value of that investment.

. All other assets were valued based on management's estimate of their net realizable value. Deferred costs and other assets with no continuing independent benefit were eliminated.

. All liabilities were adjusted to reflect the payment terms included in the reorganization plan. An additional liability of $1,380,000 was recorded to reflect management's estimate of future costs of providing management services for the Partnership's RCs (see note 3).

. Cooperative memberships are reflected at the cash proceeds from the sale of memberships, and other partners' equity is reflected at the net amounts contributed, less an allocation of the losses of the partnerships.

Of the up to 10,000,000 shares of common stock issuable pursuant to the reorganization plan, approximately 441,000 shares as of March 31, 1993 are reserved pending the final settlement of disputed general unsecured claims (including those items discussed in note 6) totalling approximately $8,580,000. Upon final resolution of those claims, remaining shares held in reserve will be cancelled. Management is currently unable to determine the ultimate disposition of those shares.

In fiscal year 1993, the estimated amount recorded for assets and liabilities, principally the investment in National, legal fees and amounts estimated payable on mechanics liens, were recovered or settled at amounts less than Forum Group had estimated and accrued as of March 31, 1992. Common stock has been increased by $1,540,000 based on the amount actually recovered or paid and management's estimate of remaining amounts to be recovered or paid as of March 31, 1993.

                                                                (Continued)

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



(3)  Investments
     -----------

     The investment in the Partnership, which owns and operates nine RCs, represents a 22.85% equity interest. As of March 31, 1993, the carrying value of Forum Group's limited partners' interests in the publicly-traded partnership exceeded the quoted market price by $1,850,000. Other income for 1993 includes losses of $536,000 representing Forum Group's share of the Partnership's losses. Summary information for the Partnership as of and for the year ended December 31, 1992, is as follows (in thousands):



            Net property                                  $100,411
            Other assets                                     9,356
                                                          --------
            Less liabilities                               109,767
                                                            79,345
                                                          ========

                Net assets                                $ 30,422
                                                          ========

            Revenues                                      $ 41,905
            Costs and expenses                              48,017
                                                          --------

                Net loss                                  $  6,112
                                                          ========


     To support distributions to limited partners, all management fees due to Forum Group since the inception of the Partnership, totalling $13,100,000 through March 31, 1993, have been deferred and not recognized as income by Forum Group. Management fees through December 31, 1993, are also to be deferred.

     The investment in Greenville, which owns and operates one RC, represents a 50% equity interest. Other income for 1993 includes income of $308,000 representing Forum Group's share of Greenville's income. Summary information for Greenville as of and for the year ended December 31, 1992, is as follows (in thousands):


            Net property                                  $21,206
            Other assets                                    1,094
                                                          -------
                                                           22,300
            Less liabilities                               23,167
                                                          -------

                Net deficit                               $   867
                                                          =======

            Revenues                                      $ 5,861
            Costs and expenses                              5,246
                                                          -------

                Net income                                $   615
                                                          =======


                                       49                            (Continued)

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



     At March 31, 1993, Forum Group, as the 50% general partner of Greenville, was contingently liable on Greenville's $4,644,000 first mortgage loan which matures on January 1, 1994.

     The investment in National consists of $786,000 in principal amount of 4-3/4% Convertible Subordinated Debentures due 1996 and notes receivable of $2,052,000. National filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in December 1990, and has subsequently begun to liquidate. Based on an ongoing evaluation of information filed with the Bankruptcy Court, Forum Group has written-off its investment in National as an adjustment in the allocation of the reorganization value during fiscal 1993.

(4)  Income Taxes
     ------------

        As of March 31, 1993, income tax loss carryforwards for regular and alternative minimum tax purposes were estimated to be approximately $150,000,000 and $145,000,000, respectively, before the application of certain loss carryforward limitations. Upon the completion of the refinancing agreements, Forum Group incurred a second change in ownership within two years of its bankruptcy reorganization, which may result in a second significant limitation on the use of tax loss carryforwards and built-in losses as of the date of the ownership change. These tax loss carryforwards will expire in varying amounts through fiscal year 2008. For financial reporting purposes, any future benefit of these tax loss carryforwards will be reported as a direct addition to paid-in capital. Deferred tax assets at March 31, 1993 and 1992, are fully reserved.

(5)  Long-term Debt
     --------------

     Long-term debt comprised the following at March 31 (in thousands):



                                  1993         1992
                                  ----         ----

 Senior secured term notes     $ 94,586     $119,077
 Mortgage loans                  92,210       95,219
 Construction loans              26,443       32,097
 Capitalized leases               8,825        8,935
 Other                            4,476        5,463
                               --------     --------

                               $226,540     $260,791
                               ========      ========


                      FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)


                  Notes to Consolidated Financial Statements



The senior secured term notes require interest monthly at the lead bank's reference rate with a minimum rate of 6.5% through June 30, 1992, and the lead bank's reference rate plus 2% (to be reduced by .25% as each principal installment is made) with a minimum of 8.5% (reducing commensurately) thereafter (effective rate of 8.5% at March 31, 1993). Principal payments are required in semi-annual installments of $13,443,000 to maturity on June 30, 1996. The loan agreement also requires principal payments of 50% of excess cash flow, as defined, and 100% of the net after-tax cash proceeds from the sale of major assets, as defined. The loan agreement also contains limitations on capital expenditures, investments and additional indebtedness, and prohibits future cash dividends. On April 2, 1992, the senior secured term notes were reduced by $11,533,000 and accrued interest was reduced by $13,050,000 with the proceeds from the sale of two RCs and other major assets. In connection with the sale, the purchaser provided Forum Group a loan in the amount of $682,500, payable in equal semi-annual installments with interest at the prime rate plus 2.5% to maturity in April 1998.

Forum Retirement Communities I, L.P., a consolidated affiliate of Forum Group, has a mortgage loan on one RC with a balance of $26,138,000 and $28,500,000 at March 31, 1993 and 1992, respectively, with several of its limited partners. Forum Group is the sole general partner (with a 15% beneficial interest) and a limited partner (with a 43.95% beneficial interest). Interest is due quarterly at LIBOR plus 1.5% (4.8% and 5.5% at March 31, 1993 and 1992, respectively), with quarterly principal payments beginning in May 1993 based on 30-year amortization to maturity in February 1999.

Forum Retirement Communities II, L.P., a consolidated affiliate of Forum Group, has a mortgage loan on three RCs with a balance of $47,470,000 and $48,000,000 at March 31, 1993 and 1992, respectively, with several of its limited partners. Forum Group is the sole general partner (with a 6.25% beneficial interest) and a limited partner (with a 53.15% beneficial interest). Interest at LIBOR plus 1.3% (4.6% and 5.3% at March 31, 1993 and 1992, respectively) and principal payments based on 30-year amortization are due quarterly to maturity in May 1996.

Forum Group has a mortgage loan on one RC with a balance of $14,978,000 and $15,066,000 at March 31, 1993 and 1992, respectively, which requires monthly payments including interest at 10.5%, plus a payment of $300,000 in April 1994, to maturity in December 1997. Other mortgage loans with balances of $3,624,000 and $3,653,000 at March 31, 1993 and 1992, respectively, require monthly payments including interest at variable rates to maturity in 1996 and 1999.

                                      51                             (Continued)

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



     Construction loans are secured by mortgages on one RC and bear interest payable monthly ranging from the prime rate plus 2% to the prime rate plus 4% (effective rate of 8.3% and 6.7% at March 31, 1993 and 1992, respectively). Proceeds from the sale of cooperative memberships are to be used to retire the loans, which mature in July 1993. Forum Group believes that sales of cooperative memberships will not be adequate to retire these loans upon maturity. Based on discussions with the lenders, management believes the loans will be extended until adequate sales proceeds are available to retire the loans.

     Future minimum payments under capitalized leases approximate $1,100,000 for each of the five years ending March 31, 1998, with approximately $10,500,000 due thereafter, including imputed interest of approximately $7,200,000. Property and equipment at March 31, 1993 and 1992 include $10,319,000 and $11,722,000, respectively, of assets under capital leases, consisting principally of buildings and leasehold improvements,and related accumulated depreciation was $300,000 and $1,940,000, respectively.

     Other mortgage loans and long-term debt are secured by facilities and land owned by Forum Group. In addition, Forum Group his outstanding letters of credit in the amount of $7,300,000 at March 31, 1993.

     At March 31, 1993, scheduled maturities of long-term debt during the next five years (based on current interest rates) were $54,206,000 in 1994, $28,227,000 in 1995, $28,254,000 in 1996, $67,626,000 in 1997 and
     $15,724,000 in 1998. Cash paid for interest was $30,539,000 in fiscal year 1993.

(6)  Commitments and Contingencies
     -----------------------------

     In 1986, a resident of a nursing home then owned by Forum Group instituted an action alleging that the resident's son was conceived following a sexual assault by another resident of that facility, and requesting undifferentiated compensatory and punitive damages. Forum Group's principal general liability insurance carrier has asserted that punitive damages are not covered under its policy. In July 1991, the Indiana Supreme Court ruled that the wrongful life claim was not cognizable under Indiana law and that Forum Group was entitled to judgment as a matter of law. The Indiana Supreme Court also remanded for trial the plaintiff's son's claim for negligent failure to detect his mother's pregnancy and enable prenatal care. The plaintiff and her son filed a joint claim against Forum Group in the reorganization proceedings in the amount of $20,000,000. Forum Group objected to this claim, and reserved an appropriate number of common shares for their account. The Bankruptcy Court has disallowed the punitive damages portion of the claim and the claim for compensatory damages is now before the trial court. Management believes that Forum Group has substantial defenses to the claims, that any compensatory damages will be fully covered by insurance, and that the outcome of the proceedings will not materially adversely affect Forum Group's financial condition or operating results.

                                       52                            (Continued)

                       FORUM GROUP, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                   Notes to Consolidated Financial Statements



In May 1992, a resident of the RC owned by Greenville instituted an action seeking, among other things, the termination of the RC's management agreement with Forum Group, the elimination of Greenville's option to repurchase condominium units, and the elimination of the requirement that a condominium unit owner be a party to a residence agreement. In September 1992, the Bankruptcy Court temporarily enjoined further prosecution of this action, finding that the claims asserted violated Forum Group's reorganization plan. The matter is currently pending before the Bankruptcy Court. Management believes that Forum Group and Greenville have substantial defenses to these claims. However, an adverse outcome of the proceeding may materially adversely affect Forum Group's financial condition or operating results.

Forum Group and its subsidiaries have been named as defendants in several other professional malpractice and negligence actions, and may be subject to other claims arising from services provided to residents of their facilities. To the extent those claims arose before the effective date of the reorganization plan, they have received or will receive treatment under the plan. Forum Group maintains professional liability insurance, comprehensive general liability insurance and other typical insurance coverage on its facilities. Management believes that those claims are either adequately insured or, to the extent (if any) they are not insured, will not materially adversely affect Forum Group's financial condition or operating results.

(LOGO OF KPMG PEAT MARWICK APPEARS HERE)


Independent Auditors' Report
- ----------------------------

The Board of Directors and Shareholders
Forum Group, Inc. (Predecessor Company):

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Forum Group, Inc. and subsidiaries (Predecessor Company) for the years ended March 31, 1992 and 1991. These consolidated financial statements are the responsibility of Forum Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Forum Group, Inc. and subsidiaries (Predecessor Company) for the years ended March 31, 1992 and 1991 in conformity with generally accepted accounting principles.

As discussed in note 1, Forum Group's reorganization plan was confirmed by the U.S. Bankruptcy Court effective April 2, 1992 (March 31, 1992, for financial reporting purposes). In accordance with Statement of Position No. 90-7 of the American Institute of Certified Public Accountants, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," Forum Group accounted for the reorganization using fresh-start reporting. Accordingly, all consolidated financial statements for any period prior to March 31, 1992, are referred to as "Predecessor Company" as they reflect the periods prior to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods after the implementation of fresh-start reporting.

     /s/ KPMG Peat Marwick

Indianapolis, Indiana
May 14, 1993

                       FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                     Consolidated Statements of Operations

                       Year ended March 31, 1992 and 1991

                    (in thousands except per share amounts)

Revenues:                                             1992       1991
                                                    ---------  ---------
  Net operating revenues                           $  84,656     84,978
  Facility sales, net                                    379      8,822
  Other income (expense)                              (5,267)      (401)
                                                   ---------   --------
     Total revenues                                   79,768     93,399
                                                   ---------   --------
Costs and expenses:
  Operating expenses                                  75,348     91,543
     General and administrative expenses               6,976      9,024
  Depreciation and amortization                       11,952     12,314
                                                   ---------   --------
     Total costs and expenses                         94,276    112,881
                                                   ---------   --------
                                                     (14,508)   (19,482)
Other:
  Investment income                                    1,327      1,760
  Gain (loss) on investments                               -    (10,524)
  Loss on discontinued projects                            -    (15,977)
  Interest expense (contractual interest
    of $31,810 and $34,328)                          (20,209)   (33,008)
  Income tax benefit                                       -        339
  Reorganization expenses                             (9,013)      (546)
  Restructuring expenses                                   -     (2,423)
  Effect of fresh-start reporting                    (62,261)         -
  Reduction in carrying value of property            (12,771)   (32,300)
                                                   ---------   --------
     Loss before other partners' interest and
       extraordinary gain                           (117,435)  (112,161)
Other partners' interest in losses of
  consolidated partnerships                            1,688      2,963
                                                   ---------   --------
     Loss before extraordinary gain                 (115,747)  (109,198)
Extraordinary gain on extinguishment of debt         116,195          -
                                                   ---------   --------
     Net income (loss)                             $     448   (109,198)
                                                   =========   ========
Income (loss) per common share:
   Loss before extraordinary gain                  $   (3.56)     (3.35)
   Extraordinary gain                                   3.57          -
                                                   ---------   --------
     Net income (loss)                             $    0.01      (3.35)
                                                   =========   ========
Average number of common shares outstanding           32.548     32.548
                                                   =========   ========


See notes to consolidated financial statements.

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                Consolidated Statements of Shareholders' Equity

                      Year ended March 31, 1992 and 1991

                                (in thousands)

                                            Common Stock
                               ---------------------------------------
                                   Number of shares                        Retained
                               -------------------------                   earnings
                                Successor   Predecessor                  (accumulated)
                                 Company      Company        Amount         deficit
                               -----------  ------------  ------------   -------------
BALANCES AT APRIL 1, 1990                -       32,548     $ 105,477          3,754

    Net loss                             -            -             -       (109,198)
    Dividends rescinded                  -            -             -            488
                               -----------  -----------     ---------       --------

BALANCES AT MARCH 31, 1991               -       32,548       105,477       (104,956)

  Net income                             -            -             -            448
  Cancellation of shares
    of predecessor company
    and elimination of
    deficit                              -      (32,548)     (104,508)       104,508
  Issuance of shares of
    successor company               10,000            -        18,425              -
                               -----------  -----------     ---------       --------

BALANCES AT MARCH 31, 1992          10,000            -     $  19,394              -
                               -----------  -----------     ---------       --------

See notes to consolidated financial statements.

                       FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                     Consolidated Statements of Cash Flows

                       Year ended March 31, 1992 and 1991
                                 (in thousands)

                                                            1992        1991
                                                         -----------  ---------

Cash flows from operating activities:
    Net income (loss)                                    $     448     (109,198)
    Adjustments to reconcile net income (loss) to
      cash provided (used) by operating activities:
      Depreciation and amortization                         11,952       12,314
      Other amortization                                       807        5,260
      Effect of fresh-start reporting                       62,261          -
      Extraordinary gain on extinguishment of debt        (116,195)         -
      Loss on discontinued projects                            -         15,977
      Reduction in carrying value of property               12,771       32,300
      Loss (gain) on investments                               -         10,524
      Facility sales, net                                     (379)      (8,822)
      Deferred interest on debentures                          -          1,825
      Notes, investments and other receivables                 148        3,627
      Accrued and refundable income taxes                      182        1,732
      Accrued interest                                       8,192        7,633
      Other accrued revenues and expenses, net              17,885        5,367
      Other partners' interest in losses of
         consolidated partnerships                          (1,688)      (2,963)
      Losses of Forum Retirement Partners, L.P.              5,714          667
      Other                                                    344          286
        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES  --------     --------
                                                             2,442      (23,471)
                                                          --------      --------

Cash flows from investing activities:
      Additions to property and equipment                  (36,304)     (56,278)
      Disposals of property and equipment                      972       26,229
      Disposals of land held for resale                      6,580          -
      Net investments in limited partnerships                  -            499
      Collections and advances on notes receivable             154        1,783
        NET CASH USED BY INVESTING ACTIVITIES             --------     --------
                                                           (28,598)     (27,767)
                                                          ---------    --------

Cash flows from financing activities:
      Proceeds from long-term debt, notes and debentures     36,430      73,863
      Payments on long-term debt, notes and debentures      (47,699)    (27,174)
      Proceeds from cooperative memberships                  40,702          -
      Deferred financing and other costs                       (136)     (3,195)
      Net contributions by other partners                        -        3,129
      Other                                                   1,961         541
        NET CASH PROVIDED BY FINANCING ACTIVITIES          ---------   --------
                                                             31,258      47,164
                                                           ---------   --------

Net increase (decrease) in cash and cash equivalents          5,102      (4,074)

Cash and cash equivalents at beginning of year                2,440       6,514
                                                          ---------    --------

Cash and cash equivalents at end of year                  $   7,542       2,440
                                                          ---------    --------





See notes to consolidated financial statements.
==============================================================================

                      FORUM GROUP, INC. AND SUBSIDIARIES

                             (PREDECESSOR COMPANY)

                   Notes to Consolidated Financial Statements

                      Years ended March 31, 1992 and 1991



(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Basis of Presentation
     ---------------------

     On April 2, 1992, the reorganization plan of Forum Group, Inc. ("Forum Group") and eleven of its subsidiaries was confirmed by the U.S. Bankruptcy Court. The confirmed plan provides for secured and certain other creditors to receive current and/or deferred cash payments equal to their allowed claims and for general unsecured and subordinated creditors to receive approximately 95% of the shares of common stock of the reorganized company. The plan was effective for financial reporting purposes as of March 31, 1992. In accordance with Statement of Position No. 90-7 ("SOP 90-7") of the American Institute of Certified Public Accountants, Forum Group accounted for the reorganization using fresh-start reporting (see note 2). Accordingly, all consolidated financial statements for any period prior to March 31, 1992 are referred to as "Predecessor Company" as they reflect the periods prior to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for periods after the implementation of fresh-start reporting.

     Costs incurred in connection with the reorganization proceedings, primarily professional fees, are reflected as reorganization expenses in the accompanying consolidated statements of operations. Similar costs incurred in attempts to restructure debt obligations before the voluntary petition was filed are reflected as restructuring expenses. As Forum Group anticipated that the plan would not provide for the funding of accrued interest on the subordinated notes and debentures, interest on those obligations from the date the voluntary petition was filed was no longer accrued. Contractual interest on those obligations amounted to $11,601,000 and $1,320,000 in excess of reported interest expense for fiscal years 1992 and 1991, respectively.

     Forum Group operates in the senior housing industry, with particular emphasis on the operation of full-service retirement communities ("RCs"). Forum Group also operates one nursing home. The consolidated financial statements include the accounts of Forum Group and its subsidiaries and partnerships over which it exercises significant control. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenues
     --------

     Routine service revenues, generated by monthly charges for independent living units and daily or monthly charges for assisted living suites and nursing beds, are recognized based on the terms of the residency and admission agreements. Ancillary service revenues, generated on a fee for service basis for supplementary items requested by residents, are recognized as the services are provided.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements

     Net operating revenues include amounts estimated by management to be reimbursable by Medicaid, Medicare and other cost-based programs. Cost-based reimbursements are subject to examination by agencies administering the programs, and provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, operations are charged or credited when the adjustments become final. Advance payments received for services are deferred until the related services have been provided.

     Facility sales are recognized at closing, less provisions for estimated future costs to be incurred. Gains on the sale of facilities that are contingent upon future results are deferred until those results are achieved.

     Property and Equipment
     ----------------------

     If management believes the value of certain property is not recoverable, the carrying value is reduced to the estimated recoverable value. When a project is determined to be infeasible, costs associated with the project not expected to be recovered through the sale of property are written off. Capital leases are recorded the lower of the fair market value of the assets leased or the present value of the minimum lease payments at inception. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets.

     Memberships in certain RCs owned by cooperative housing corporations controlled by Forum Group are sold to the residents of the RCs. The proceeds from the cooperative memberships are deferred until Forum Group no longer controls the corporation at which time a sale of the property will be recognized.

     Investments
     -----------

     Investments in limited partnerships are carried at cost plus Forum Group's share of income or loss, less distributions. Any difference between Forum Group's carrying value of limited partnership investments and its percentage interest in the partnerships' underlying book value is amortized over the remaining life of the partnerships' properties.

     Cash Equivalents
     ----------------

     Cash equivalents represent commercial paper and other income-producing securities which have an original maturity of less than three months and are readily convertible to cash, and are stated at cost which approximates market.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


     Deferred Costs
     --------------

     Fees and other costs incurred to obtain long-term financing are amortized over the term of the related debt on a straight-line basis. Costs incurred in the initial occupancy of RCs are amortized on the straight-line method over the first twelve months after opening the RC.

     Deferred Income
     ---------------

     Deferred income primarily represents resident deposits under lifecare residency agreements. Most of the deposits are recognized as income over the estimated useful lives of the RCs.

     Shareholders' Equity
     --------------------

     All previously issued and outstanding common shares were cancelled upon confirmation of the plan, and up to 10,000,000 new shares are to be issued pursuant to the plan (see note 2).

     During fiscal year 1991, the number of authorized common shares was increased from 50,000,000 to 100,000,000, and the dividend declared for the quarter ended December 31, 1989, of $488,000 ($0.015 per share) was rescinded.

     Through March 31, 1992, Forum Group had 1,000,000 authorized nonvoting preferred shares and 1,000,000 authorized voting preferred shares, all without par value. At March 31, 1992, none of those shares were issued or outstanding.

     Retirement Agreements
     ---------------------

     Forum Group has retirement agreements with certain officers under which each officer, upon retirement and fifteen years of service, is to be paid 50%, of average annual compensation, as defined, for a period of fifteen years. Upon disability or death prior to retirement, each officer is, to receive benefits for a period of ten years based on compensation as calculated for retirement benefits. Certain former officers of Forum Group received cash payments of $388,000 upon confirmation of the plan and are to receive monthly payments of $8,600 through April, 1994.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements

     Federal Income Taxes
     --------------------

     In connection with the adoption of fresh-start reporting, Forum Group adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Prior to the adoption of fresh-start reporting, Forum Group accounted for income taxes under Statement of Financial Accounting Standards No. 96 ("SFAS 96"). Under both SFAS 109 and SFAS 96, income tax expense is the amount of income taxes expected to be payable for the current year, plus or minus the change in deferred income tax assets and liabilities established for expected future income tax consequences resulting from differences between the book and tax bases of assets and liabilities. The effect of the change is not material.

     Income (Loss) Per Share
     -----------------------

     Net income (loss) per common share is based on the weighted average number of common shares outstanding. Common equivalent shares consisting of stock options have a nondilutive effect. The reorganization plan significantly diluted equity interests of the predecessor shareholders.

(2)  Plan of Reorganization and Fresh-start Reporting
     ------------------------------------------------

     In accordance with SOP 90-7, since the holders of the previously issued common stock are to receive less than 50% of the new common stock and the reorganization value is less than postpetition liabilities and allowed claims, Forum Group accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities were adjusted as of March 31, 1992 to reflect their reorganization value, which approximates estimated fair value at the effective date.

     Based on management's estimate of the fair value of Forum Group's consolidated assets, a reorganization value of $393,046,000 was established. The factors considered in determining the estimated fair value of assets and liabilities are as follows:

     . Property and equipment were valued using an income approach which converted the estimated operating cash flow during a six-year period and the estimated value at the end of six years into a value estimate. The estimated operating cash flow was based on management's 1993 operating budgets, annual revenue and expense increases ranging from 3.5% to 4.75%, management fees of 3% and annual capital expenditures of $100,000 per facility. Discount rates ranging from 10% to 15.5% were used to compute the value of the estimated cash flows, and capitalization rates ranging from 12.5% to 14.5% were used to compute the estimated value at the end of the period. Two RC's were valued at $36,723,000, the net proceeds from a sale which closed April 2, 1992 (see note 4).

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


     . Investments in Forum Retirement Partners, L.P. (the "Partnership"), (see note 3), and Greenville Retirement Community, L.P. ("Greenville"), were valued on the basis of Forum Group's percentage interest in the estimated net value of the RCs owned by those partnerships using similar valuation techniques and assumptions. The investment in National Enterprises, Inc. ("National"), was valued at $600,000 based on management's estimate of the net realizable value of that investment.

     . All other assets were valued based on management's estimate of their net realizable value. Deferred costs and other assets with no continuing independent benefit were eliminated.

     . All liabilities were adjusted to reflect the payment terms included in the reorganization plan. An additional liability of $1,380,000 was recorded to reflect management's estimate of future costs of providing management services for the Partnership's RCs (see note 3).

     . Cooperative memberships are reflected at the net cash proceeds from the sale of memberships, and other partners' equity are reflected at the net amounts contributed, less allocation of the losses of the partnerships.

     Of the up to 10,000,000 shares of common stock issuable pursuant to the plan, approximately 441,000 shares have been reserved pending the final settlement of disputed general unsecured claims (including certain legal claims) totalling approximately $8,580,000. Upon final resolution of those claims, the shares held in reserve will be cancelled. Management is currently unable to determine the ultimate disposition of those shares.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


The following summarizes the effect of fresh-start reporting on the condensed consolidated balance sheet of the Predecessor Company as of March 31, 1992 (in thousands):


                                              Extin-     Effect of
                                              guish-       Fresh-
                               Predecessor     ment        Start      Successor
                                 Company      of Debt    Reporting     Company
                               ------------  ---------  ------------  ---------

Property and equipment            $401,559          -       (52,097)    349,462
Investments                         14,133          -        (5,256)      8,877
Notes, Investments and
 other receivables                   4,811          -          (209)      4,602
Land held for resale                 4,400          -          (866)      3,534
Other assets                        31,325          -        (4,754)     26,571
                                  --------                  -------     -------
    Total Assets                  $456,228          -       (63,182)    393,046
                                  ========   ========        ======     =======

Long-term debt                     257,078      2,963             -     260,041
Subordinated notes and
  debentures                       117,525   (117,525)            -           -
Accrued interest                    22,756     (8,918)            -      13,838
Resident deposits                    7,541          -             -       7,541
Deferred income                     15,208          -          (921)     14,287
Other liabilities                  (45,849)   (11,140)            -      34,709
                                  --------   --------       -------     -------
    Total Liabilities              465,957   (134,620)         (921)    330,416
                                  --------   --------       -------     -------
Cooperative memberships             40,702          -             -      40,702
Other partners' equity               2,534          -             -       2,534
Shareholders' equity
 (deficit)                         (52,965)   134,620       (62,261)     19,394
                                  --------   --------        ------     -------
                                  $456,228                  (63,182)    393,046
                                  ========   ========        ======     =======

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


(3)  Investments
     -----------

     The investment in the Partnership represents a 22.85% equity interest. Other income (expense) for fiscal years 1992 and 1991 includes losses of $5,714,000 and $667,000, respectively, representing Forum Group's share of the Partnership's losses for those years. Summary information of the Partnership for the year ended December 31, 1991 is as follows (in thousands):

           Revenues                                        $43,101
           Costs and expenses                               51,682
           Reductions in carrying value of properties       14,850
                                                           -------

                Net loss                                   $23,431
                                                           =======


     To support distributions to limited partners, all management fees since the inception of the Partnership, totalling $9,850,000 through March 31, 1992, have been deferred and not recognized as income by Forum Group. Management fees through December 31, 1993, are also to be deferred. During fiscal year 1991, Forum Group completed its commitment to purchase $12,500,000 of limited partners' interests in the Partnership.

     Forum Group's investment in National comprised 85,000 shares of preferred stock, $786,000 in principal amount of 4-3/4% Convertible Subordinated Debentures due 1996 (effective annual yield of 12%) and notes receivable of $2,056,000. Subsequent to March 31, 1992, Forum Group sold the preferred stock for cash of $100,000. During fiscal year 1991, National borrowed from Forum Group the full amount available on a $650,000 revolving credit facility which bears interest at Manufacturers Hanover Trust Company's reference rate plus 2%. Forum Group's investment income included $105,000 in fiscal year 1991 from its investments in National.

     Due to continued increasing adverse developments in its real estate businesses which heightened in 1990, National filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in December, 1990. Based on an ongoing evaluation of information filed with the Bankruptcy Court, Forum Group has concluded that full recovery of its investment in National is not probable and, accordingly, $1,463,000 and $10,400,000 of the investment has been charged to operations in 1992 and 1991, respectively, to reflect Forum Group's then-current estimate of the amount not recoverable.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


(4)  Reduction in Carrying Value of Property
     ---------------------------------------

     Due to difficulties in real estate markets and related factors, Forum Group had not achieved the occupancy and revenue levels that were expected at several of its RCs and, accordingly, management believed that the value of those RCs was not recoverable at March 31, 1991. Based on Forum Group's evaluation of then-current market conditions, a reduction in the carrying value of $32,300,000 was recorded in the consolidated financial statements during 1991. Additional reductions were to be considered necessary in the future if market conditions further decline. The methodology used to estimate the property values was an income approach which converted the estimated operating cash flow before management fees during a six-year period and the estimated value at the end of six years into a value estimate. A discount rate of 9.5% was used to compute the value of the estimated cash flow and a capitalization rate of 10% was used to compute the estimated sales value.

     On April 2, 1992, Forum Group sold two RCs to an independent third party for $36,723,000. Based on the net sales proceeds, a reduction in carrying value of the properties of $12,771,000 was recorded during 1992. In connection with the sale, the purchaser is to provide Forum Group a loan of $682,500, payable in equal semi-annual installments commencing in October 1992, with interest at the prime rate plus 2.5% to maturity in April 1998.

     During fiscal year 1991, development of four RCs was discontinued and unrecoverable costs incurred in connection with those RCs of $10,077,000 were charged to operations. As unfavorable market conditions existed for several parcels of land held for resale, the carrying value of that land was reduced by $5,900,000 during fiscal year 1991 based on Forum Group's estimate of the expected recovery through the sale of the land.

(5)  Facility Sales
     --------------

     Forum Group continued its planned divestiture of nonretirement facilities. In fiscal year 1991, six nursing homes were sold at a total sales price of $18,857,000, resulting in a gain of $5,995,000. In fiscal year 1990, four facilities for the developmentally disabled and three nursing homes were sold at a total sales price of $27,640,000, resulting in a gain of $16,987,000.

     In fiscal year 1990, one RC was sold by Forum Group to the Partnership for $23,545,000 and leased back by Forum Group pursuant to a two-year operating lease. On May 1, 1991, Forum Group gave the Partnership notice of rejection of that lease, and the RC is now operated under Forum Group's management agreement with the Partnership. Forum Group recognized gains on sales of RCs to the Partnership totalling $386,000 and $1,643,000 in fiscal years 1992 and 1991, respectively.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


(6)  Income Taxes
     ------------

     In 1992 and 1991, ordinary tax losses were approximately $28,000,000 and $47,000,000, respectively, and alternative minimum tax losses are approximately $26,000,000 and $44,000,000, respectively. No further refunds are available in the three-year carryback period.

     Income tax refunds (net of payments) of $104,000 and $1,831,000 were received during fiscal years 1992 and 1991, respectively. The income tax benefit differs from the amount expected at 34% of the loss before income taxes due to the carryforward of net operating losses.

(7)  Long-term Debt
     --------------

     Prior to the confirmation of the reorganization plan, Forum Group was in default under the terms of substantially all of its long-term debt. Certain long-term debt obligations of consolidated subsidiaries not reorganized under Chapter 11 were or may have been in default due to failure to make required payments or as a result of Forum Group's petition. Although payments could not have been made with respect to the long-term debt without approval of the Bankruptcy Court, the following is a description of the terms of the various debt agreements without regard to the reorganization plan (see note 2):

     Forum Group's term loan bore default interest at 4.25% above the lead bank's reference rate for domestic rate loans or 5.75% (plus a reserve factor) above the Eurodollar rate for Eurodollar rate loans. Prior to its maturity in January 1991, the term loan bore interest at 2.25% above the lead bank's reference rate or 3.75% above the Eurodollar rate.

     Forum Retirement Communities I, L.P., a consolidated affiliate of Forum Group, has a mortgage on one RC with an original balance of $28,500,000 with several of its limited partners. Forum Group is the sole general partner (with a 15% beneficial interest) and a limited partner (with a 43.95% beneficial interest). Interest on the mortgage loan is due quarterly at LIBOR plus 1.5% with quarterly principal payments beginning in May, 1993, based on 30-year amortization and a final maturity in February 1999.

     Forum Retirement Communities II, L.P., a consolidated affiliate of Forum Group, has a mortgage on three RCs with an original balance of $48,000,000 with several of its limited partners. Forum Group is the sole general partner (with a 6.25% beneficial interest) and a limited partner (with a 53.15% beneficial interest). Interest on the mortgage loan is due quarterly at LIBOR plus 1.3% with quarterly principal payments beginning in August, 1992, based on 30-year amortization and a final maturity in May 1996.

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


     Forum Group financed a RC with a $14,600,000 first mortgage loan which required monthly payments of $133,590, including interest at 10.5%, to maturity in July 2000.

     Forum Group's secured bridge loans of $25,000,000 bore default interest at the lead bank's reference rate plus 4% and matured on January 31, 1991. Prior to maturity, the loans bore interest at the lead bank's reference rate plus 2%. The loans were secured by RCs and other assets of Forum Group.

     A construction loan was advanced under a commitment from a bank and is secured by a leasehold mortgage on a lifecare RC. Interest is payable monthly at LIBOR plus 2.25% or the bank's reference rate plus l%. During fiscal year 1992, the maturity of this loan was extended from December 1991, to June 1992.

     Future minimum payments under capitalized leases approximate $1,100,000 for each of the five years ending March 31, 1997, with approximately $12,400,000 due thereafter, including imputed interest of approximately $8,600,000. Total rental expense amounted to $2,530,000 and $9,592,000 for fiscal years 1992 and 1991, respectively.

     Other long-term debt and industrial development bonds are secured by facilities owned by Forum Group, and the other notes payable are secured by land.

     During fiscal years 1992 and 1991, Forum Group incurred interest costs of $23,740,000 and $37,062,000, respectively, of which $3,531,000 and
     $4,054,000, respectively, was capitalized. Interest payments were $11,529,000 and $30,363,000, respectively, during those years.

(8)  Subordinated Notes and Debentures
     ---------------------------------

     Prior to the confirmation of the reorganization plan, Forum Group was in default under the terms of all of its subordinated note and debenture agreements. Although payments could not have been made with respect to those notes and debentures without approval of the Bankruptcy Court, the following is a description of the terms of the various debt agreements without regard to the reorganization plan (see note 2):

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements


     The 6.25% convertible subordinated debentures were redeemable by Forum Group, in whole or in part, at any time, at rates ranging from 106.25% to 100% of principal amount, plus accrued interest, except that the debentures were not redeemable prior to August 15, 1991, except under certain circumstances. The debentures were convertible into common shares at any time prior to maturity, at the option of the holder, at a conversion price of $11.41 per share. The debentures were redeemable on August 15, 1991, at the option of the holder, at 110.51% of principal amount, plus accrued interest. Prior to the commencement of the reorganization proceedings, Forum Group accrued interest on the debentures at the rate of 1.75% per annum, which represented an incremental increase in the effective interest rate to 8%, in order to provide for redemption of the debentures at the option of the holders. Mandatory sinking fund payments sufficient to retire $5,250,000 principal amount of the debentures annually, commencing August 15, 1997, were required to retire 70% of the issue prior to maturity.

     The 10% senior subordinated notes due 1993 were discounted to yield an effective interest rate of 13.875%. The notes were redeemable by Forum Group, in whole or in part, at any time, at 100% of principal amount, plus accrued interest. Mandatory sinking fund payments sufficient to retire $2,500,000 principal amount of the notes annually were required to retire 50% of the issue prior to maturity. Forum Group had the noncumulative option to increase the sinking fund payment in any year by up to an additional $2,500,000.

     Semi-annual payments of $1,667,000 of principal and interest commenced in March 1989, on the 13% senior subordinated note due 1991.

(9)  Shareholders' Equity
     --------------------

     Options were granted to certain officers and key employees to purchase common shares pursuant to an incentive stock option plan. The options were exercisable at the cumulative rate of 20% per year at prices not less than the market value of the shares at the date of grant. No options were exercised during the years ended March 31, 1992 or 1991, and all options were cancelled as of the effective date of the reorganization plan. The following summarizes data relating to the incentive stock options:

                                  Number    Option price
                                 of Shares    per share
                                 ---------  ------------

     Options outstanding:
        March 31, 1990           1,165,250  $1.63 to 8.70
        March 31, 1991           1,314,125   0.75 to 8.00

     Options exercisable:
        March 31, 1990             536,550   1.63 to 8.70
        March 31, 1991             659,625   0.75 to 8.00

                                                                     (Continued)

                      FORUM GROUP, INC. AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                  Notes to Consolidated Financial Statements

A nonqualified stock option plan reserved 1,000,000 common shares for issuance of options to directors, officers and other employees of Forum Group, and to third parties. During fiscal year 1990, nonofficer directors were issued options covering 28,000 shares at a price of $2.00 per share. At March 31, 1991, options covering 66,500 shares were outstanding at option prices ranging from $2.00 to $3.50 per share, and these options were cancelled as of the effective date of the reorganization plan.

                                                                     (Continued)

                            Quarterly Financial Data
                            ------------------------


  The following quarterly financial data summarize the unaudited quarterly results for the two fiscal years ended March 31, 1993:

                       NET OPERATING    NET INCOME    NET INCOME (LOSS)
                         REVENUES         (LOSS)      PER COMMON SHARE
                       -------------  --------------  -----------------
                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Quarters Ended

June 30, 1991                $19,747       $( 6,720)            $(0.21)
September 30, 1991            20,199        (23,605)             (0.73)
December 31, 1991             21,492        (10,223)             (0.31)
March 31, 1992                23,218         40,996               1.26

June 30, 1992                 20,453        ( 3,150)             (0.42)
September 30, 1992            22,135        ( 2,116)             (0.28)
December 31, 1992             23,445        ( 1,815)             (0.24)
March 31, 1993                24,930        (   278)             ( .04)

  Certain significant adjustments were made during fiscal year 1992. Those adjustments included a $14,144,000 reduction in the carrying value of property during the second quarter (adjusted to $12,771,000 during the fourth quarter), and a $62,261,000 valuation charge to income relating to fresh-start reporting and a $116,195,000 extraordinary gain from extinguishment of debt during the fourth quarter.


  ITEM 9.  Disagreements on Accounting and Financial Disclosure.  Not
  ------   -----------------------------------------------------
applicable.

                                    PART III
                                    --------


  ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
  -------   --------------------------------------------------

DIRECTORS

  The following table lists the names and ages of all directors of Forum Group; all positions and offices with Forum Group held by each person; each person's term of office as director and the period during which he has served as director; and each person's business experience for the past five years:


                                                TERM OF
                                               OFFICE AS   SERVED AS
         NAME, PRINCIPAL OCCUPATION           A DIRECTOR   A DIRECTOR
          AND BUSINESS EXPERIENCE               EXPIRES      SINCE      AGE
- --------------------------------------------  -----------  ----------   ---

Robert A. Whitman                                 1994        1993      40
 Interim Chief Executive Officer of Forum
 Group since 1993.  President and Co-Chief
 Executive Officer of The Hampstead Group,
 a privately held investment company, since
 1991; theretofore Managing Partner and
 Chief Executive Officer Trammell Crow
 Ventures, the real estate investment,
 banking and investment management unit of
 Trammell Crow Company, since 1988, and
 Chief Financial Officer for Trammell Crow
 Company since 1988.

Daniel A. Decker                                  1994        1993      40
 Managing Director and General Counsel of
 The Hampstead Group, a privately held
 investment company, since 1990;
 theretofore a partner in the law firm of
 Decker, Hardt, Munsch and Dinan, P.C.,
 since prior to 1988.

                                               OFFICE AS   SERVED AS
         NAME, PRINCIPAL OCCUPATION           A DIRECTOR   A DIRECTOR
          AND BUSINESS EXPERIENCE               EXPIRES      SINCE      AGE
- --------------------------------------------  -----------  ----------   ---

Peter P. Copses                                   1994        1993      34
 An officer of Apollo Capital Management,
 Inc., and Lion Capital Management, Inc.,
 respectively, general partners of Apollo
 Advisors, L.P., which act as managing
 general partner of Apollo Investment Fund,
 L.P., and AIF II, L.P., securities
 investment funds, and Lion Advisors, L.P.,
 which serves as financial advisor and
 representative for Altus Finance and
 certain other institutional investors with
 respect to securities investments, since
 1990; theretofore employed by Donaldson,
 Lufkin and Jenrette Securities
 Corporation, an investment firm, in 1990,
 and theretofore Drexel Burnham Lambert
 Incorporated, an investment firm, since
 1988; director of Lamonts Apparel, Inc., a
 company owning clothing and department
 stores, director of Calton Inc., a
 homebuilder with operations in New Jersey,
 California and Florida.

Asher 0. Pacholder                                1994        1992      54
 Chairman and Managing Director of Pacholder
 Associates, Inc., an investment banking
 and advisory firm, since prior to 1988,
 Chairman and President of USF&G Pacholder
 Fund, Inc., a publicly held closed-end
 investment company, since prior to 1988;
 director of ICO, Inc., a company engaged
 in the oil field services industry, United
 Gas Holding Corp., a company engaged in
 the gas line transmission industry,
 Southland Corporation, a company engaged
 in the convenience store industry, and
 Trump's Castle Associates, L.P., a company
 engaged in the casino industry.

William G. Petty, Jr.                             1994        1993      47
 Chairman of the Board, President and Chief
 Executive Officer of National Heritage,
 Inc., a company engaged in the healthcare
 industry, since 1992; President and Chief
 Executive Officer of Evergreen Healthcare,
 Ltd., a company engaged in the healthcare
 industry since 1988; Managing Director of
 Omega Healthcare Investors, Inc., a
 private healthcare investment fund since
 prior to 1988.


                                                TERM OF
                                               OFFICE AS   SERVED AS
         NAME, PRINCIPAL OCCUPATION           A DIRECTOR   A DIRECTOR
          AND BUSINESS EXPERIENCE               EXPIRES      SINCE      AGE
- --------------------------------------------  -----------  ----------   ---

Antony P. Ressler                                 1994        1993      32
 An officer of Apollo Capital Management,
 Inc. and Lion Capital Management, Inc.,
 respectively, general partners of Apollo
 Advisors, L.P., which acts as managing
 general partner of Apollo Investment Fund,
 L.P., and AIF II, L.P., securities
 investment funds, and Lion Advisors, L.P.,
 which serves as financial advisor and
 representative for Altus Finance and
 certain other institutional investors with
 respect to securities investments, since
 1990; theretofore Senior Vice President in
 the High Yield Bond Department of Drexel
 Burnham Lambert Incorporated, an
 investment firm, since prior to 1988;
 director of Hanna-Barbera Entertainment
 Company, Inc., a company engaged in the
 entertainment industry; director of
 Lamonts Apparel, a company owning clothing
 and department stores; director of
 Gillette Holdings, Inc., a company which
 owns the Vail and Beaver Creek ski resorts
 and a meat packing concern.

D. Ellen Shuman                                   1994        1993      38
 Director of Investments - Real Estate for
 Yale University Investments Office since
 prior to 1988.


                                                TERM OF
                                               OFFICE AS   SERVED AS
         NAME, PRINCIPAL OCCUPATION           A DIRECTOR   A DIRECTOR
          AND BUSINESS EXPERIENCE               EXPIRES      SINCE      AGE
- --------------------------------------------  -----------  ----------   ---

Eric B. Siegel                                    1994        1993      35
 An officer of Apollo Capital Management,
 Inc. and Lion Capital Management, Inc.,
 respectively, general partners of Apollo
 Advisors, L.P., which acts as managing
 general partner of Apollo Investment Fund,
 L.P., and AIF II, L.P., securities
 investment funds, and Lion Advisors, L.P.,
 which serves as financial advisor and
 representative for Altins Finance and
 certain other institutional investors with
 respect to securities investments, since
 1990; theretofore a principal in the law
 firm of Cogut, Taylor, Siegel and Engelman
 from 1989 to 1990, theretofore an
 associate and subsequently a partner in
 the law firm of Irell and Manella since
 prior to 1988; director of Interco,
 Incorporated, a company engaged in shoe
 and furniture manufacturing and
 distribution; director of Lamonts Apparel,
 Inc., a company owning clothing and
 department stores.

Merlin C. Spencer                                 1994        1992      54
 Principal of Spencer & Associates, Inc.,
 Shawnee Mission, Kansas, a management
 consulting firm specializing in the RC
 industry, since prior to 1988; industry
 consultant to the Creditors' Committee.

George O. Woodard                                 1994        1992      46
 Owner of George D. Woodard, CPA, Carmel,
 Indiana, a company which provides
 accounting and tax services to the
 business community and the general public,
 since prior to 1988; Chairman of the
 Official Committee of Equity Holders in
 the Reorganization Proceedings.


EXECUTIVE OFFICERS

  The following table lists the names and ages of all executive officers of Forum Group (each of whom serves at the pleasure of the Board); all positions and offices with Forum Group held by each person; each person's term of office as an officer and the period during which he has served as an officer; and each person's business experience during the past five years:

                                                            SERVED AS AN
                                                             EXECUTIVE
               NAME, POSITIONS AND OFFICES,                   OFFICER
                 AND BUSINESS EXPERIENCE                       SINCE     AGE
- ----------------------------------------------------------  ------------ ---

Robert A. Whitman                                               1993     40
 Interim Chief Executive Officer of Forum Group since
 1993.  President and Co-Chief Executive Officer of The
 Hampstead Group, a privately held investment company,
 since 1991; theretofore Managing Partner and Chief
 Executive Officer Trammell Crow Ventures, the real
 estate investment, banking and investment management
 unit of Trammell Crow Company, since 1988, and Chief
 Financial Officer for Trammell Crow Company since 1988.

Paul A. Shively, CPA                                            1974     50
 President, Treasurer and Chief Financial Officer of Forum
 Group since 1992; theretofore Senior Vice President,
 Treasurer and Chief Financial Officer of Forum Group
 since prior to 1988; director of Forum Group, 1988-1992;
 director and Secretary of Capital Industries, Inc.
 ("Capital") a company engaged in the manufacture of air
 distribution systems and products, and the sale,
 installation and service of heavy-duty truck parts
 (formerly a wholly-owned subsidiary corporation
 of Forum Group).

Robert A. DeVoss                                                1990     46
 Vice President-Operations of Forum Group since 1992;
 theretofore Vice President-Support Services of Forum
 Group since 1990; theretofore Senior Director of
 Operations of Forum Group since 1989; theretofore
 Director of Operations of Forum Group since prior to
 1988.

                                                            SERVED AS AN
                                                             EXECUTIVE
               NAME, POSITIONS AND OFFICES,                   OFFICER
                 AND BUSINESS EXPERIENCE                       SINCE     AGE
- ----------------------------------------------------------  ------------ ---

David A. Lewis                                                  1989     41
 Vice President-Sales of Forum Group since 1989;
 theretofore Senior Director of Sales of Forum Group
 since 1988; theretofore Director of Marketing of Forum
 Group since prior to 1988.

John H. Sharpe                                                  1992     43
 Vice President, Secretary and General Counsel of Forum
 Group since 1992; theretofore Assistant  General Counsel
 of Forum Group since prior to 1988.

  ITEM 11.  MANAGEMENT REMUNERATION AND TRANSACTIONS.
  --------  -----------------------------------------

REMUNERATION

THREE-YEAR COMPENSATION SUMMARY

  The following table summarizes the compensation of the Chief Executive Officer of the Company and each of the other three most highly compensated executive officers of the Company for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                                   FISCAL
                                    YEAR    ANNUAL COMPENSATION
       NAME AND PRINCIPAL          ENDED    -------------------       ALL OTHER
            POSITION              MARCH 31   SALARY     BONUS    COMPENSATION ($)(1)
- --------------------------------  --------   ------     -----    -------------------

Paul A. Shively,                    1993    169,583       -0-         208,057(2)
President and CEO                   1992    151,200    30,000
CFO and Treasurer                   1991    150,684       -0-

Robert A. DeVoss                    1993    112,970     7,500              -0-
Vice President -                    1992     97,660       -0-
Operations                          1991     93,633    14,000

David A. Lewis                      1993    130,294     7,500              -0-
Vice President - Sales              1992    140,028       -0-
                                    1991    137,138    47,668

John H. Sharpe                      1993     96,155    15,000              -0-
Vice President, General             1992     88,462    14,167
Counsel and Secretary               1991     83,910    12,500

     1. Pursuant to transition provisions published by the SEC, information regarding "All Other Compensation" is not presented prior to fiscal 1993.

     2. Includes $170,689 paid in connection with the termination of Mr. Shively's former employment agreement as of December 31, 1992, and $37,368 representing the fair market value of Common Shares issued pursuant to the Debtors' Modified Third Amended Plan in settlement of Mr. Shively's claim under Forum Group's former deferred compensation plan.

  Effective April 1, 1993, each nonemployee director is compensated at the rate of $20,000 per year, payable quarterly in advance, plus $2,000 per Board meeting attended, $250 per committee meeting attended in conjunction with a Board meeting and $500 per committee meeting attended not in conjunction with a Board meeting.

NONQUALIFIED STOCK OPTION PLAN

  On July 8, 1986, Forum Group's shareholders approved the Forum Group, Inc., 1986 Stock Option Plan (the "Nonqualified Plan"). The Nonqualified Plan does not qualify as an "incentive stock option" plan within the meaning of Section 422A of the Internal Revenue Code, and options granted under the Nonqualified Plan are not deemed or construed to be "incentive stock options" under that Section. There are reserved for issuance, upon the exercise of options granted under the Nonqualified Plan, 1,000,000 Common Shares. The Nonqualified Plan is administered, construed and interpreted by the Board of Directors, and its stock option and compensation committee. Options may be granted to directors, officers and other employees of Forum Group, and to third parties. During Forum Group's fiscal year ended March 31, 1993, no options under the Nonqualified Plan were granted or exercised. Pursuant to the Debtors' Modified Third Amended Plan, all outstanding options under the Nonqualified Plan were rejected as of the Effective Date, and no options under the Nonqualified Plan have been granted since the Effective Date.

EMPLOYEE STOCK PURCHASE PLAN

  Forum Group maintains an employee stock purchase plan in which all full-time employees of Forum Group who have been continuously employed for at least two years, except certain employees who are members of recognized collective bargaining units, are eligible to participate. Participating employees may authorize regular periodic payroll deductions of 2% or 4% of compensation which, together with a contribution from Forum Group equal to 25% of the employees' deductions, are used by the plan trustee to make market purchases of Common Shares for the account of participating employees. During its fiscal year ended March 31, 1993, Forum Group did not make any contributions to the plan accounts of executive officers.

SEVERANCE PAY

  Forum Group has a policy of paying its officers one week's salary for each year of service upon termination of employment. In the event that the employment of either Mr. Shively or Mr. Sharpe is terminated by Forum Group without cause prior to July 1, 1994, Forum Group will pay the affected individual an amount equal to six months' salary.

SUPPLEMENTAL RETIREMENT AGREEMENTS

  Forum Group has supplemental retirement agreements with Messrs. Shively, Lewis and DeVoss. Pursuant to those agreements, upon retirement at age 65 or older and after 15 years of service, each covered officer or his estate will be paid, for a term certain of fifteen years, an amount per year equal to 50% of his average annual compensation for the five compensation years which yield the highest average annual compensation. Also pursuant to those agreements, upon disability or death prior to retirement and without regard to years of service, each covered officer or his estate will be paid, for a term certain of ten years, a disability or death benefit calculated with reference to the officer's annual compensation as described above. Payments are not reduced for Social Security or other benefits received by covered officers or their estates. The estimated annual retirement benefits at normal retirement age of Messrs. Shively, DeVoss and Lewis, assuming their present salaries remained unchanged, would be $84,792, $56,485 and $65,147, respectively.

EMPLOYMENT AGREEMENTS
  Forum Group is a party to an employment agreement with Mr. Shively, providing for his employment as the President, Chief Financial Officer and Treasurer of Forum Group for the period from January 1, 1993 until June 30, 1993. The Agreement provides for a base salary of $115,000 during the term of the agreement. The agreement also provides for participation in certain group insurance coverages. The agreement provides that in the event Mr. Shively is terminated without cause during the term of the agreement, Forum Group will pay to Mr. Shively an amount equal to unpaid balance of the base salary for the term.

  ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
  -------   --------------------------------------------------------------

  Set forth below is certain information concerning the only persons known to Forum Group, as of June 19, 1993, to beneficially own 5% or more of the Common Shares outstanding and entitled to vote. Except as otherwise noted below, none of the directors or executive officers of Forum Group beneficially owns any Common Shares. Messrs. Spencer, Woodard, DeVoss, Lewis and Sharpe beneficially own 119, 2,602, 40, 39 and 40 Common Shares, respectively, and all 14 directors and executive officers as a group beneficially own 2,840 Common Shares. (Of the foregoing shares, Mr. Woodard disclaims beneficial ownership of 16 Common Shares which are owned by his daughter and 1,000 Common Shares which are owned by his spouse.) Except as otherwise noted, each person has sole voting and investment power as to the Common Shares beneficially owned by that person.

                                               AMOUNT AND
                                                NATURE OF           PERCENT
                                               BENEFICIAL              OF
 NAME (AND ADDRESS) OF BENEFICIAL OWNER       OWNERSHIP (1)        CLASS (2)
- -----------------------------------------  -------------------  ----------------

(a) Certain beneficial owners:

Apollo Investment Fund, L.P.                     2,678,307 (3)             15.5%
c/o CIBC Bank and Trust Company
(Cayman) Limited
Edward Street
Georgetown, Grand Cayman,
Cayman Islands
British West Indies

FL Advisors, L.P.                                  903,757 (3)              5.2%
Two Manhattanville Road
Purchase, New York  10577

Lion Advisors, L.P.                              1,774,550 (3)             10.3%
Two Manhattanville Road
Purchase, New York  10577

Kevin E. Foley                                   1,206,246 (4)              7.0%
Deputy Superintendant of Insurance of
the State of New York
As Rehabilitator of Executive Life
Insurance Company of New York
Jericho, New York  11753-2167

Forum Classic, L.P.                              1,834,659 (5)             10.6%
200 West Madison Street
39th Floor
Chicago, Illinois  60606

Forum Holdings, L.P.                             4,274,550 (6)             24.7%
4200 Texas Commerce Tower West
2200 Ross Avenue
Dallas, Texas  75201

Healthcare Resources, I, L.P.                    1,774,550 (7)             10.3%
184 Shuman Boulevard, Suite 200
Naperville, Illinois  60563
- -----------------

1. The amounts shown represent Common Shares with respect to which the named person has sole dispositive power. As a result of the provisions of the

  Pursuant to a shareholders' agreement (the "Shareholders' Agreement"), entered into among the Investors at the Closing, the Investors have agreed that, at all times prior to the 1996 annual meeting of the shareholders of Forum Group (the "1996 Annual Meeting"), the Board of Directors of Forum Group will consist of eleven persons: (i) three persons nominated by Apollo, (ii) three persons nominated by Forum Holdings, (iii) one person nominated by Resources, and (iv) four persons acceptable to each of the Investors. The Investors further agreed that from and after the 1996 Annual Meeting, the right to nominate seven of Forum Group's directors will be allocated among the Investors in proportion to their relative percentages of Common Share ownership, and that the remaining four directors will be persons acceptable to each of the Investors.

  The Shareholders' Agreement provides for the establishment and maintenance of an executive committee consisting of at least three directors of Forum Group, and each of the Investors has agreed to use its respective best efforts to cause such executive committee to consist of at least three Investor designees (consisting of one designee designated by each Investor) and such additional directors of Forum Group, if any, as shall be acceptable to each of the Investors. Subject to certain exceptions, the executive committee will have and may exercise all powers of the Board.

  Subject to certain exceptions, the Shareholders' Agreement requires that any Investor that desires to sell all or any portion of its Common Shares must first give notice to the other Investors, which will then have the right to purchase such shares at the price and on the other terms specified in such notice. If no other Investor exercises its right to purchase such shares, the Investor desiring to sell such shares will be free to do so on the terms and subject to the conditions set forth in the Shareholders' Agreement (and, under certain circumstances, will be required to allow one or more of the other Investors to participate in such sale).

__________________

     Shareholders Agreement described below, each of the AIF, FL Advisors, Lion Advisors, Forum Holdings and Resources may be deemed to have shared voting power with respect to, and thus to beneficially own, all of the 11,405,714 Common Shares owned by such persons in the aggregate (constituting 66.0% of Common Shares treated as outstanding as described in footnote 2 below).
     See also Item 10, "Directors and Executive Officers of the Registrant".
     ---

2. The percentages shown are based on 17,275,982 Common Shares outstanding (excluding 513,993 Common Shares held by a wholly-owned subsidiary of Forum Group).

3. According to Amendment No. 7 to a Schedule 13D (the "Apollo 13D") jointly filed with the Securities and Exchange Commission (the "SEC") by AIF, FL Advisors and Lion Advisors (collectively, the "Apollo Reporting Persons"). According to the Apollo 13D, the Apollo Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). By reason of various relationships between Messrs. Copses, Ressler and Siegel and the Apollo Reporting Persons, Messrs. Copses, Ressler and Siegel may be deemed to beneficially own the Common Shares owned by the Apollo Reporting Persons. Each of Messrs. Copses, Ressler and Siegel disclaims beneficial
     ownership of such shares.    See also Item 10, "Directors and Executive
                                  ---
     Officers of the Registrant".

  The Shareholders' Agreement will terminate on June 14, 1998 or, under certain circumstances, earlier with respect to all or some of the parties thereto.

  ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
  -------   ----------------------------------------------

  Forum Group leases certain equipment from Keystone Group, Inc. ("Keystone"), a wholly-owned subsidiary corporation of Sovereign Group, Inc., a corporation in which J. Fred Risk, O. U. Mutz and Bruce R. Karr, former directors and executive officers of Forum Group, Paul A. Shively, an executive officer and former director of Forum Group, have 29.6%, 28.4%, 3.0% and 6.5% interests, respectively. Terry R. Hershberger, a former director of Forum Group who died on March 2, 1993, had a 6.5% in Sovereign Group, Inc. During its fiscal year ended March 31, 1993, Forum Group paid Keystone $265,000 in rent.

  The foregoing transactions, in the opinion of management, were on terms no less favorable to Forum Group than terms available from persons not affiliated with Forum Group.

___________________

4.  According to a Schedule 13D filed with the SEC by Mr. Foley.

5.  According to a Schedule 13D filed with the SEC by Forum/Classic.

6. According to Amendment No. 4 to a Schedule 13D (the "Forum Holdings 13D") jointly filed with the SEC by Forum Holdings, Genpar, HRP Management, Ltd., HH Genpar Partners, Hampstead Associates, Inc., RAN Genpar Inc. and Incap, Inc. (collectively, the "Forum Holdings Reporting Persons"). According to the Forum Holdings 13D, each of the Forum Holdings Reporting Persons (other than Genpar) may, by reason of certain control relationships, be deemed to beneficially own all of the Common Shares owned directly by Forum Holdings. By reason of various relationships between Messrs. Decker and Whitman and the Forum Holdings Reporting Persons, Messrs. Decker and Whitman may be deemed to beneficially own the Common Shares owned by the Forum Holdings Reporting Persons. Each of Messrs. Decker and Whitman disclaims beneficial ownership of such shares. See also Item 10, "Directors and Executive
                              ---
    Officers of the Registrant".

7. According to Amendment No. 4 to a Schedule 13D (the "Resources 13D") jointly filed with the SEC by Evergreen, Omega/Indiana Care Corp. ("Omega"), Resources, EH Resources, Inc. and National Heritage, Inc. (collectively,, the "Resources Reporting Persons"). According to the Resources 13D, the Resources Reporting Persons (other than Evergreen and Omega) may, by reason of certain control relationships, be deemed to beneficially own all of the Common Shares owned directly by Resources. By reason of various relationships between Mr. Petty and the Resources Reporting Persons, Mr. Petty may be deemed to beneficially own the Common Shares owned by the Resources Reporting 'Persons. Mr. Petty disclaims beneficial ownership of
    such shares.   See also Item 10, "Directors and Executive Officers of
                   ---
    the Registrant".

  During its fiscal year ended March 31, 1993, Forum Group paid Spencer & Associates, Inc., a corporation of which Dr. Spencer, a director of Forum Group, is the principal, $194,000 for services as industry consultant to the Creditors' Committee from February 19, 1991, through August 31, 1991, and $39,000 for services as a consultant to Forum Group. Additionally, Dr. Spencer has submitted invoices to Forum Group for consulting services in the approximate amount of $222,000 for the period preceding June 1, 1993.

  On January 11 , 1993, Forum Group entered into an agreement (the "Winton Agreement") with Winton Associates, Inc. ("Winton"), a wholly-owned subsidiary of Pacholder Associates, Inc., to provide investment banking services in connection with the private placement of a $5,000,000 to $10,000,000 bridge loan for Forum Group. The principal of Pacholder Associates, Inc. is Forum Group director Asher O. Pacholder. Under the terms of the Winton Agreement, Winton would receive five percent (5%) of the gross proceeds of any financing provided by any person not currently a holder of five percent (5%) or more of an aggregate number of outstanding Common Shares, two percent (2%) of the gross proceeds of any financing provided by any person (subject to prescribed exceptions) currently a holder of five percent (5%) or more of the aggregate number of outstanding Common Shares, and reasonable out of pocket expenses. The Winton Agreement was modified January 28, 1993, and memorialized February 3, 1993, by substituting "debt and equity financing" In lieu of private placement of the bridge loan referred to above. The Winton Agreement was further modified on March 19, 1993, to (i) encompass "debt or equity or a tender offer or other transaction which results in proceeds to [Forum Group) or its shareholders of at least $20,000,000 which includes the $5,000,000 purchase of Preferred Shares by Forum Holdings, L.P. on February 1, 1993", and (ii) replace the fee structure described in the January 11, 1993, version with a flat fee of $1,000,000 (due upon closing of a transaction) and reasonable out of pocket expenses.

  In accordance with the Winton Agreement, (i) on February 4, 1993; Winton was paid $100,000 in respect of the purchase of the Series A Preferred Stock by Forum Holdings, and (ii) on June 18, 1993, Winton was paid $450,000 in respect of the Closing. On June 14, 1993, Real Vest Management Services, Inc. commenced litigation against Asher 0. Pacholder, Pacholder Associates, Inc., Winton and Forum Group, asserting, among other things, its entitlement to one-half of the fee due Winton as a consequence of the Closing. Forum Group presently intends to deposit with the presiding court the funds at issue between the plaintiff and the other defendants.

  As discussed in Item l, "Business", in connection with the Recapitalization, the Investors or their designees purchased Common Shares, Warrants and a portion of the New Senior Subordinated Notes. Pursuant to the Acquisition Agreement, Forum Group agreed, among other things, to indemnify the Investors and their respective affiliates against losses arising out of or in connection with the Acquisition Agreement and actions taken pursuant thereto and to reimburse the Investors for all fees, costs and expenses incurred in connection with the Acquisition Agreement or the transactions contemplated thereby. In connection with the Recapitalization, Forum Group entered into an Equity Registration Rights Agreement, dated as of June 14, 1993, with the purchasers of Common Shares and Warrants and a Debt Registration Rights Agreement, dated as of June 14, 1993, with the purchasers of New Senior Subordinated Notes, which agreements provide the securityholders party thereto with certain demand and piggyback registration rights. By reason of various relationships between Messrs. Copses, Ressler and Siegel and the Apollo Reporting Persons, between Messrs. Decker and Whitman and the Forum Holding Reporting Persons and between Mr. Petty and the Resources Reporting Persons, such individuals may be deemed to be affiliates of, and to have direct or indirect economic interests in, such entities.

  In 1992, Ms. D. Ellen Shuman sought and obtained a discharge under Chapter 7 of the Bankruptcy Code of a mortgage loan secured by her former residence in a deteriorating inner-city neighborhood. The only creditor adversely affected by these proceedings was the mortgage lender, which had refused Ms. Shuman's offer of title to the property and cash in an amount equal to the difference between the remaining loan balance and the then-current appraised value of the property.

                                   - - - - -

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
               -------------------------------------------------

  Section 16(a) of the Exchange Act, requires directors and executive officers of Forum Group, and persons who own more than 10% of the issued and outstanding Common Shares, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish Forum Group copies of all Section 16(a) forms they file.

  Based solely on review of those copies or written representations that no Forms 5 were required, Forum Group believes that, during its fiscal year ended March 31, 1993, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with except that two reports on Form 3 for Messrs. Sharpe and Woodard were filed late.

                                    PART IV
                                    -------

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES. AND REPORTS ON FORM 8-K.
- -------   ----------------------------------------------------------------

          (a)  The following documents are filed as a part of this report:

          1.  Financial statements:
              ---------------------
          The following consolidated financial statements are filed under Item 8 of this report:


                                                                         Page(s)
                                                                         -------
  Independent Auditors' Report (Successor Company).........................   38
  Consolidated Balance Sheets (Successor Company)
      - March 31, 1993 and 1992............................................   39
  Consolidated Statement of Operations (Successor Company)
      - Year ended March 31, 1993..........................................   40
  Consolidated Statement of Shareholders' Equity (Successor
      Company) - Year ended March 31, 1993.................................   41
  Consolidated Statement of Cash Flows (Successor Company) -
      Years ended March 31, 1993...........................................   42
  Notes to Consolidated Financial Statements (Successor
   Company)............................................................. 43 - 53
  Independent Auditors' Report (Predecessor Company).......................   54
  Consolidated Statements of Operations (Predecessor Company)
      - Years ended March 31, 1992 and 1991................................   55
  Consolidated Statements of Shareholders' Equity (Predecessor
      Company) - Years ended March 31, 1992 and 1991.......................   56
  Consolidated Statements of Cash Flows (Predecessor Company)
      - Years ended March 31, 1992 and 1991................................   57
  Notes to Consolidated Financial Statements (Predecessor
   Company)............................................................. 58 - 69

          2.  Financial statement schedules:
              -----------------------------

          The following other financial statements and financial statement schedules are filed pursuant to this Item:


                                                                            Page
                                                                            ----

  Independent Auditors' Report.............................................  F-l
  Schedule II - Amounts Receivable from Related
      Parties and Underwriters, Promoters and
      Employees Other than Related Parties - Years ended
       March 31, 1993, 1992 and 1991 ......................................  F-2
  Schedule V - Property, Plant and Equipment -
      Years ended March 31, 1993, 1992 and 1991....................... F-3 - F-4
  Schedule VI - Accumulated Depreciation, Depletion
      and Amortization of Property, Plant and Equipment
      - Years ended March 31, 1993, 1992 and 1991..........................  F-5
  Schedule VIII - Valuation and Qualifying Accounts
      - Years ended March 31, 1993, 1992 and 1991..........................  F-6
  Schedule IX - Short-Term Borrowings - Years ended March 31,
   1993, 1992 and 1991 ....................................................  F-7
  Schedule X - Supplementary Income Statement Information
    - Years ended March 31, 1993, 1992 and 1991............................  F-8

          All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and have therefore been omitted.

3.  Exhibits:
    ---------

                                                                         Page(s)
                                                                         -------
  Exhibit 2 (l)  Debtors' Third Amended and Restated Joint
                 Plan of Reorganization, as modified
                 (incorporated by reference to Exhibit 2(l)
                 to Forum Group's Current Report on Form
                 8-K dated January 23, 1992, and Exhibits
                 2(2), 2(3), 2(4) and 2(5) to Forum Group's
                 Current Report on Form 8-K dated
                 April 2, 1992) ............................................ N/A

            (2)  Debtors' Second Amended and Restated
                 Disclosure Statement Pursuant to Section
                 1125 of the Bankruptcy Code (incorporated
                 by reference to Exhibit 2(2) to Forum
                 Group's Current Report on Form 8-K dated
                 January 23, 1992) ......................................... N/A

            (3)  First Modification of Debtors' Third Amended
                 and Restated Joint Plan of Reorganization,
                 dated as of February 28, 1992; Second Modification
                 of Debtors' Third Amended and Restated Joint
                 Plan of Reorganization, dated as of
                 February 28, 1992; Third Modification of Debtors'
                 Third Amended and Restated Joint Plan of
                 Reorganization, dated as of February 28, 1992;
                 Fourth Modification of Debtors' Third Amended and
                 Restated Joint Plan of Reorganization, dated as of
                 March 24, 1992 (incorporated by reference to
                 Exhibits 2 (1-5) to Forum Group's Current
                 Report on Form 8-K dated April 2, 1992) ................... N/A

            (4)  Fifth Modification of Debtors' Third Amended and
                 Restated Joint Plan of Reorganization, dated
                 as of May 20, 1992 (incorporated by reference to
                 Exhibit 2 to Forum Group's Current Report on
                 Form 8-K dated September 10, 1992) ........................ N/A

  Exhibit 3 (l)  Restated Articles of Incorporation of Forum
                 Group (incorporated by reference to Exhibit 3(1)
                 to Forum Group's Current Report on Form 8-K
                 dated April 2, 1992) ...................................... N/A

            (2)  Amended and Restated Code of By-Laws of Forum
                 Group (incorporated by reference to Exhibit 3(2)
                 to Forum Group's Current Report on Form 8-K
                 dated April 2, 1992) ...................................... N/A

            (3)  Articles of Amendment of the Articles
                 of Incorporation of Forum Group, Inc.
                 dated February 1, 1993 (incorporated
                 by reference to Exhibit 4(2) to Forum
                 Group's Current Report on Form 8-K
                 dated February l, 1993) ................................... N/A

            (4)  Articles of Amendment of the Articles
                 of Incorporation of Forum Group, Inc.,
                 dated April 18, 1993 (incorporated by
                 reference to Exhibit 4 to Forum Group's
                 Current Report on Form 8-K dated
                 April 13, 1993) ........................................... N/A

            (5) Portions of Forum Group's Restated Articles of Incorporation and Amended and Restated


                 Code of By-Laws defining rights of holders
                 of New Common Shares (incorporated by reference
                 to Exhibits 3(1) and 3(2) to Forum Group's
                 Current Report on Form 8-K dated
                 April 27, 1992) ........................................... N/A

  Exhibit 4 (l)  Indenture dated as of June l, 1993,
                 between Forum Group, Inc., as Issuer,
                 and First Trust Nation Association,
                 as Trustee, including form of Senior
                 Subordinated Note ............................... E-129 - E-258

            (2)  Note Purchase Agreement dated as of
                 June 14, 1993, among Forum Group,
                 Inc., and the parties purchasers
                 parties thereto ................................. E-259 - E-342

            (3)  Warrant Agreement dated as of June 10,
                 1993, by and between  Forum Group, Inc.
                 and Citicorp USA, Inc. .......................... E-343 - E-369

                 No other instruments defining the rights of the holders of the long-term debt of Forum Group have been included as exhibits because the total amount of indebtedness authorized under such agreement does not exceed
                 10% of the total assets of Forum Group and its subsidiaries on a consolidated basis.
                 Forum Group hereby agrees to furnish
                 supplementally a copy of any omitted long-term debt instrument to the Commission upon request.

  Exhibit 10(l)  Credit Agreement dated as of June 10, 1993, among Forum Group, Inc., the Lenders named
                 therein, Citibank, N.A. as Issuing Bank and
                 Citicorp USA, Inc., as Agent ...................... E-l - E-128

            (2)  Forum Group, Inc., 1986 Stock Option Plan
                 (incorporated by reference to Forum Group's
                 proxy statement dated June 16, 1986) ...................... N/A

            (3)  Option Agreement (MLP) among Forum Group,
                 the Partnership and Operations (incorporated
                 by reference to Exhibit 2(5) to the
                 Partnership's Current Report on Form 8-K
                 dated December 29, 1986) .................................. N/A

            (4)  Management Agreement (MLP) among the Partner
                 ship, Operations, Forum Health Partners I-A,
                 L.P., Foulk Manor Associates, L.P., and Forum
                 Group (incorporated by reference to Exhibit
                 10(2) to the Partnership's Current Report
                 on Form 8-K dated December 29, 1986) ...................... N/A

            (4)  Note Purchase Agreement among Japan Leasing
                 (U.S.A.), Inc., Inter-Lease (U.S.A.)
                 Corporation, FRCIILP, and Japan Leasing
                 (U.S.A.), Inc., as agent (incorporated by
                 reference to Exhibit 10(l) to Forum Group's
                 Current Report on Form 8-K dated May 15, 1989) ............ N/A

            (5)  Guaranty Issuance Agreement among GATX Realty
                 Corporation, GATX Leasing Corporation and
                 FRCIILP (incorporated by reference to
                 Exhibit 10(2) to Forum Group's Current


                 Report on Form 8-K dated May 15, 1989) .................... N/A

            (6)  Note Purchase Agreement among Mitsui
                 Leasing (U.S.A.) Inc., BOT Leasing America
                 Inc., Redwood Properties, Inc., Forum
                 Group, FRCILP, and Mitsui Leasing (U.S.A.)
                 Inc., as agent (incorporated by reference
                 to Exhibit 10(l) to Forum Group's Current
                 Report on Form 8-K dated April 24, 1990) .................. N/A

            (7)  Guaranty Issuance Agreement among GATX
                 Realty Corporation, GATX Capital Corporation
                 and FRCILP (incorporated by reference to
                 Exhibit 10(2) to Forum Group's Current
                 Report on Form 8-K dated April 24, 1990) .................. N/A

            (8)  Stock Purchase Agreement between Forum Holdings,
                 L.P. and Forum Group, Inc., dated February 1,
                 1993 (incorporated by reference to Exhibit 4(1)
                 to Forum Group's Current Report on Form 8-K
                 dated February 1, 1993) ................................... N/A

            (9)  Agreement in Principle among Apollo Investment
                 Fund, L.P., Investors Genpar, Inc., Evergreen
                 Healthcare, Ltd., and Forum Group, Inc., dated
                 February 1, 1993 (incorporated by reference to
                 Exhibit 28 to Forum Group's Current Report on
                 Form 8-K dated February 1, 1993) .......................... N/A

           (10)  Agreement in Principle among Apollo Investment
                 Fund, L.P., Investors Genpar, Inc., Evergeen
                 Healthcare, Ltd., and Forum Group, Inc., dated
                 April 13, 1993 (incorporated by reference to
                 Exhibit 2(l) to Forum Group's Current Report on
                 Form 8-K dated April 13, 1993) ............................ N/A

           (11)  Acquisition Agreement among Apollo Investment
                 Fund, L.P., FL Advisors, L.P., on behalf of
                 one or more managed accounts, Lion Advisors,
                 L.P., on behalf of one or more managed accounts,
                 Investors Genpar, Inc., Evergreen Healthcare,
                 Ltd., and Forum Group, Inc., dated as of April 18,
                 1993 (incorporated by reference to Exhibit 2(2) to
                 Forum Group's Current Report on Form 8-K dated
                 April 13, 1993) ........................................... N/A

           (12)  Letter Agreement between Forum Holdings, L.P.,
                 and Forum Group, Inc., dated as of April 18, 1993
                 (incorporated by reference to Exhibit 2(3) to
                 Forum Group's Current Report on Form 8-K dated
                 April 13, 1993) ........................................... N/A

           (13)  Agreement dated as of June 6, 1993, among Forum
                 Group, Inc., Apollo Investment Fund, L.P., FL
                 Advisors, L.P., on behalf of one or more managed
                 accounts, Lion Advisors, L.P., Investors Genpar,
                 Inc., and Evergreen Healthcare, Ltd. (incorporated
                 by reference to Exhibit 2.2 to Forum
                 Group's Current Report on Form 8-K dated
                 June 14, 1993) ............................................ N/A

           (14)  Agreement dated as of June 14, 1993, among Forum
                 Group, Inc., Apollo Investment Fund, L.P., FL
                 Advisors, L.P., on behalf of one or more managed accounts, Lion Advisors, L.P., Investors Genpar,
                 Inc., and Evergreen Healthcare, Ltd.

                 (incorporated by reference to Exhibit 2.3 to
                 Forum Group's Current Report on Form 8-K dated
                 June 14, 1993) ..........................................   N/A

     Exhibit 22  Subsidiaries of the Registrant .......................... E-370

     (b) Reports on Form 8-K.  The following report on Form 8-K was filed during
         --------------------
the last quarter of the period covered by this report: Report on Form 8-K reporting "Other Events" occurring on February 1, 1993, and filed on February 4, 1993.

     (c) The response to this portion of this Item is submitted as a separate section at p. E-369 of this report.

     (d) The response to this portion of this Item is submitted as a separate section at pp. F-2 - F-8 of this report.

(LOGO OF KPMG PEAT MARWICK APPEARS HERE)

Independent Auditors' Report
- ----------------------------


The Board of Directors and Shareholders
Forum Group, Inc.:

Under date of May 14, 1993, except as to the fifth through seventh paragraphs of note l, which are as of June 14, 1993, we reported on the consolidated balance sheets of Forum Group, Inc. and subsidiaries (Successor Company) as of March 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended March 31, 1993, and the consolidated statements of operations, shareholders' equity, and cash flows of Forum Group, Inc. and subsidiaries (Predecessor Company) for each of the years ended March 31, 1992 and 1991, as contained in the annual report on Form 10-K for the year ended March 31, 1993. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedules as listed in the accompanying index.
These financial statement schedules are the responsibility of the Forum Group's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note l to the consolidated financial statements, Forum Group's plan of reorganization was confirmed by the U.S. Bankruptcy Court effective April 2, 1992 (March 31, 1992 for financial reporting purposes). In accordance with Statement of Position No. 90-7 of the American Institute of Certified Public Accountants, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," Forum Group was required to account for the reorganization using fresh-start reporting. Accordingly, all consolidated financial statements as of March 31, 1992 and for any period subsequent to that date are referred to as "Successor Company" as they reflect the period subsequent to the implementation of fresh-start reporting and are not comparable to the consolidated financial statements for period prior to the implementation of fresh-start reporting.


/s/ KPMG Peat Marwick

Indianapolis, Indiana
May 14, 1993, except as to the fifth through
              seventh paragraphs of note l, which are
              as of June 14, 1993.

    SCHEDULE II - AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES

                       FORUM GROUP, INC. AND SUBSIDIARIES

- ---------------------------------------------------------------------------------------------------------
              COL. A                   COL. B      COL. C              COL. D             COL. E
- ---------------------------------------------------------------------------------------------------------
                                                                     Deductions        Balance at End
                                                                                          of Period
                                                                -----------------------------------------
                                      Balance                                Amounts
                                    at Beginning                  Amounts    Written                Not
          Name of debtor             of Period    Additions      Collected     Off      Current   Current
- ------------------------------------------------------------------------------------------------------------

      SUCCESSOR COMPANY
  Year ended March 31, 1993:
Forum Retirement Partners, L.P.       $1,190,000     $0         $  292,000       $0     $155,000    $743,000

     PREDECESSOR COMPANY
  Year ended March 31, 1992:
Forum Retirement Partners, L.P.       $1,349,000     $0         $  159,000       $0     $212,000    $978,000

  Year ended March 31, 1991:
Forum Retirement Partners, L.P.       $4,667,000     $0         $3,318,000       $0     $279,000  $1,070,000


                   SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT

                       FORUM GROUP, INC. AND SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------------------------
              COL. A                      COL. B           COL. C          COL. D         COL. E             COL. F
- ------------------------------------------------------------------------------------------------------------------------------------
                                         Balance                                       Other Changes -        Balance
                                       at Beginning      Additions                      Add (Deduct) -        at End
          Classification                of Period         at cost        Retirements      Describe           of Period
- ------------------------------------------------------------------------------------------------------------------------------------
   SUCCESSOR COMPANY
Year ended March 31, 1993:
  Land and improvements                  $43,084,000          $62,000              $0      ($104,000)(6)      $43,042,000
Buildings and leasehold
 improvements                            249,548,000        3,985,000               0      8,509,000 (2)      262,042,000
Furniture and equipment                   11,641,000        2,627,000          22,000              0           14,246,000
Properties under sales commitment         36,723,000                0               0    (36,723,000)(7)                0
Projects under development and
 construction                              8,537,000                0          28,000     (8,509,000)(2)                0
                                        ------------      -----------         -------   ------------         ------------
                     TOTALS             $349,533,000       $6,674,000         $50,000   ($36,827,000)        $319,330,000
                                        ============      ===========         =======   ============         ============
   PREDECESSOR COMPANY
Year ended March 31, 1992:
  Land and improvements                  $41,727,000          $37,000              $0     $1,320,000 (2)(4)   $43,084,000
                                                                                                     (5)
Buildings and leasehold
  improvements                           287,691,000          609,000         808,000    (37,944,000)(2)(4)   249,548,000
                                                                                                     (5)
Furniture and equipment                   21,829,000          583,000       2,121,000     (8,650,000)(4)(5)    11,641,000
Properties under sales commitment                  0                0               0     36,723,000 (5)       36,723,000
Projects under development and
 construction                             59,922,000       34,246,000               0    (85,631,000)(2)(4)     8,537,000
                                        ------------      -----------      ----------   ------------         ------------
                     TOTALS             $411,169,000      $35,475,000      $2,929,000   ($94,182,000)        $349,533,000
                                        ============      ===========      ==========   ============         ============
Year ended March 31, 1991:
  Land and improvements                  $35,817,000          $65,000        $763,000     $6,608,000 (2)(4)   $41,727,000
Buildings and leasehold
 improvements                            278,333,000        1,864,000      13,393,000     20,887,000 (2)(4)   287,691,000
Furniture and equipment                   22,383,000        2,190,000       5,039,000      2,295,000 (2)       21,829,000


Projects under development and
 construction                             99,148,000       47,275,000      25,345,000   (61,156,000)(2)(3)    59,922,000
                                        ------------      -----------     ----------- -------------          -----------
TOTALS                                  $435,681,000      $51,394,000     $44,540,000  ($31,366,000)        $411,169,000
                                        ============      ===========     =========== =============         ============

Note 1 - Depreciation has been computed principally in accordance with the following range of rates:
         Buildings and leasehold improvements     5% to 20%
         Furniture and equipment                  10% to 33 1/3%

Note 2 - Transfer (from) construction in progress.

Note 3 - Represents reclassification of other deferred costs and costs written off on deferred and discontinued projects.

Note 4 - Includes reductions in carrying values and adjustments for fresh-start reporting.

Note 5 - Transfer to properties under sales commitment.

Note 6 - Amortization of prepaid land lease.

Note 7 - Sale of property.

       SCHEDULE VI - ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION
                        OF PROPERTY, PLANT AND EQUIPMENT

                       FORUM GROUP, INC. AND SUBSIDIARIES


           COL. A                 COL. B          COL. C         COL. D        COL. E          COL. F

                                 Balance        Additions                   Other Changes -    Balance
                               at Beginning     Charged to                   Add (Deduct) -    at end
         Description            of Period    Costs & Expenses  Retirements     Describe       of period
- -------------------------------------------------------------------------------------------------------------

       SUCCESSOR COMPANY
Year ended March 31, 1993:
  Land and improvements         $         0       $    34,000   $        0 $          0           $34,000
Buildings and leasehold
 improvements                             0         7,280,000            0            0         7,280,000
Furniture and equipment                   0         1,479,000            0            0         1,479,000
                                -----------       -----------   ---------- ------------       -----------
TOTALS                          $         0       $ 8,793,000   $        0 $          0       $ 8,793,000
                                ===========       ===========   ========== ============       ===========
       PREDECESSOR COMPANY
Year ended March 31, 1992:
  Land and improvements         $   182,000       $    60,000   $        0    ($242,000)(1)            $0
Buildings and leasehold
 improvements                    15,374,000         8,406,000      700,000  (23,080,000)(1)             0
Furniture and equipment           5,492,000         2,196,000    1,760,000   (5,928,000)(1)             0
                                -----------       -----------   ---------- ------------       -----------
TOTALS                          $21,048,000       $10,662,000   $2,460,000           $0                $0
                                ===========       ===========   ========== ============       ===========
Year ended March 31, 1991:
  Land and improvements         $   178,000       $    58,000   $   54,000           $0          $182,000
Buildings and leasehold
  improvements                    9,852,000         8,333,000    2,811,000            0        15,374,000
Furniture and equipment           4,447,000         2,592,000    1,547,000            0         5,492,000
                                -----------       -----------   ---------- ------------       -----------
TOTALS                          $14,477,000       $10,983,000   $4,412,000 $          0       $21,048,000
                                ===========       ===========   ========== ============       ===========

Note 1.  Fresh-start adjustments

               SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                       FORUM GROUP, INC. AND SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------
             COL. A                   COL. B                  COL. C                 COL. D         COL. E
                                                 -------------------------------
                                                             Additions
- ------------------------------------------------------------------------------------------------------------------
                                                                       (2)
                                     Balance           (1)         Charged to
                                   at Beginning    Charged to     Other Accounts -                  Balance
Description                         of Period       Costs &          Describe    Deductions -        at End
                                                    Expenses                       Describe         of Period
- ------------------------------------------------------------------------------------------------------------------
       SUCCESSOR COMPANY
Year ended March 31, 1993:
  Deducted from asset accounts:
  Allowance for doubtful
  accounts receivable and
  contractual adjustments              $109,000        $264,000         $ 0         $ 154,000(1)     $219,000
Allowance for loss on disposal
  of land                                     0               0           0                0               0
                                       --------        --------         ---        ---------        --------
TOTALS                                 $109,000        $264,000         $ 0        $ 154,000        $219,000
                                       ========        ========         ===        =========        ========
       PREDECESSOR COMPANY
Year ended March 31, 1992:
  Deducted from asset accounts:
  Allowance for doubtful
  accounts receivable and
  contractual adjustments              $707,000        $ 55,000         $ 0        $ 653,000(1)     $109,000
Allowance for loss on disposal
  of land                               100,000               0           0          100,000(3)            0
                                       --------        --------         ---        ---------        --------

TOTALS                                 $807,000        $ 55,000         $ 0        $ 753,000        $109,000
                                       ========        ========         ===        =========        ========
Year ended March 31, 1991:
  Deducted from asset accounts:
  Allowance for doubtful
  accounts receivable and
  contractual adjustments              $411,000        $276,000         $ 0         ($20,000)(1)    $707,000
Allowance for loss on disposal
  of land                               134,000               0           0           34,000(2)      100,000
                                       --------        --------         ---        ---------        --------

TOTALS                                 $545,000        $276,000         $ 0        $  14,000        $807,000
                                       ========        ========         ===        =========        ========

Note 1. Uncollectible accounts receivable charged off, less recoveries and contractual adjustments of revenues.
Note 2.  One parcel of land sold during fiscal year.
Note 3.  Fresh-start adjustment.

                      SCHEDULE IX - SHORT TERM BORROWINGS

                       FORUM GROUP, INC. AND SUBSIDIARIES

- --------------------------------------------------------------------------------------------------
          COL. A                  COL. B      COL. C        COL. D        COL. E        COL. F
- --------------------------------------------------------------------------------------------------
                                                            Maximum       Average      Weighted
                                             Weighted       Amount        Amount        Average
                                 Balance      Average     Outstanding   Outstanding   Interest Rate
  Category of Aggregate           at End     Interest     During the    During the     During the
  Short-Term Borrowings         of Period      Rate         Period        Period        Period
- --------------------------------------------------------------------------------------------------
     SUCCESSOR COMPANY
Year ended March 31, 1993:
  None                                 $ 0        N/A            N/A             N/A         N/A

    PREDECESSOR COMPANY
Year ended March 31, 1992:
  Secured bridge loans (2)             $ 0        N/A    $22,240,000     $22,240,000          7.35
                                                                                              %
Year ended March 31, 1991:
  Secured bridge loans (1)      22,240,000      11.65     35,000,000      19,036,000         12.22
                                                %                                            %

Note 1 - Secured bridge loans represent borrowings under two agreements with banks which are due upon the sale or refinancing of certain assets. One bridge loan was paid off in full in fiscal 1991.

Note 2 - The secured bridge loan was replaced with a term loan as provided in the reorganization plan.

Note 3 - The average amount outstanding during the period was computed by dividing the total of monthly outstanding principal balances by 12.

Note 4 - The weighted average interest rate during the period was computed by dividing the actual interest expense by average short-term debt outstanding.

             SCHEDULE X - SUPPLEMENTAL INCOME STATEMENT INFORMATION

                       FORUM GROUP, INC. AND SUBSIDIARIES

- ------------------------------------------------------------------------------
                COL. A                                 COL. B
- ------------------------------------------------------------------------------
                 Item                      Charged to costs and expenses
- ------------------------------------------------------------------------------
                                                Year Ended March 31
                                     -----------------------------------------
                                        SUCCESSOR         PREDECESSOR
                                         COMPANY            COMPANY
                                     -----------------------------------------
                                           1993        1992         1991
                                     -----------------------------------------

Depreciation - property & equipment     $8,793,000  $10,662,000  $10,983,000

Taxes other than income:
  Payroll                                3,096,000    3,187,000    3,697,000
  Property and general                   3,576,000    3,874,000    4,939,000

Rent                                     1,012,000    2,530,000    9,592,000

Advertising                                964,000    1,400,000    1,618,000


Note 1 - Amounts for maintenance and repairs, amortization of intangible assets, pre-operating costs and similar deferrals, and income taxes were not presented as such amounts are less than 1% of revenues. There were no royalties in 1993, 1992 or 1991.